EXHIBIT 99.3

Maple Parent Holdings Corp.
Consolidated Financial Statements

Table of Contents

Page
Report of Independent Registered Public Accounting Firm	2
Consolidated Successor Balance Sheets as of June 30, 2018 (unaudited), September 30, 2017 and September 24, 2016	4
Consolidated Statements of Income for the Predecessor periods ending March 2, 2016 and September 26, 2015 and Successor periods ending September 30, 2017 and September 24, 2016, and interim periods (unaudited) ending June 30, 2018 and June 24, 2017	5
Consolidated Statements of Comprehensive Income for the Predecessor periods ending March 2, 2016 and September 26, 2015 and Successor periods ending June 30 2018 (unaudited) September 30, 2017 and September 24, 2016	6
Consolidated Statements of Changes in Stockholders' Equity for the Predecessor periods ending March 2, 2016 and September 26, 2015 and Successor periods ending June 30, 2018 (unaudited), September 30, 2017 and September 24, 2016	7
Consolidated Statements of Cash Flows for the Predecessor periods ending March 2, 2016 and September 26, 2015 and Successor periods ending September 30, 2017 and September 24, 2016, and interim periods (unaudited) ending June 30, 2018 and June 24, 2017	9
Notes to Consolidated Financial Statements	11

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Maple Parent Holdings Corp.
Waterbury, VT.
We have audited the accompanying consolidated financial statements of Maple Parent Holdings Corp. and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of September 30, 2017 (Successor) and September 24, 2016 (Successor), and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the period September 25, 2016 to September 30, 2017 (Successor), the period December 4, 2015 to September 24, 2016 (Successor), and the period September 27, 2015 to March 2, 2016 (Predecessor), and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maple Parent Holding Corp. and its subsidiaries as of September 30, 2017 (Successor) and September 24, 2016 (Successor), and the results of their operations and their cash flows for the period September 25, 2016 to September 30, 2017 (Successor), the period December 4, 2015 to September 24, 2016 (Successor), and the period September 27, 2015 to March 2, 2016 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, on March 3, 2016, the Company acquired Keurig Green Mountain, Inc. and its subsidiaries (Keurig). As the operations of Keurig succeeded to substantially all of the operations of the Company, Keurig is presented as the predecessor entity for purposes of these consolidated financial statements.

/s/ Deloitte & Touche LLP

March 7, 2018
Boston, MA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of Maple Parent Holdings Corp.
In our opinion, the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the period from September 28, 2014 to September 26, 2015 present fairly, in all material respects, the results of operations and cash flows of Maple Parent Holdings Corp. (formerly known as Keurig Green Mountain, Inc.) and its subsidiaries (Predecessor) for the period from September 28, 2014 to September 26, 2015, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 18, 2015

Maple Parent Holdings Corp.
Consolidated Balance Sheets

	Successor
(in millions, except for shares)	June 30, 2018 (Unaudited)	September 30, 2017	September 24, 2016
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$8,284	$349	$438
Receivables, less uncollectible accounts and return allowances of $23, $30, and $39, respectively	338	447	458
Inventories	412	474	579
Income taxes receivable	23	77	52
Other current assets	103	43	34
Total current assets	9,160	1,390	1,561
Fixed assets, net	782	800	961
Intangibles, net	3,783	3,862	4,048
Goodwill	9,767	9,829	10,012
Deferred income taxes, net	28	27	—
Long-term restricted cash	—	—	—
Investments in unconsolidated Subsidiaries	110	101	—
Other long-term assets	170	98	27
Total assets	$23,800	$16,107	$16,609
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$219	$219	$186
Current portion of capital lease and financing obligations	8	6	3
Accounts payable	1,711	1,434	514
Accrued expenses	302	231	285
Income tax payable	3	15	5
Deferred revenue	4	3	3
Other current liabilities	6	6	12
Total current liabilities	2,253	1,914	1,008
Long-term debt, less current portion	10,772	3,660	5,507
Long-term debt, related party	1,815	1,815	1,815
Capital lease and financing obligations, less current portion	107	99	111
Deferred income taxes, net	993	1,515	1,517
Other long-term liabilities	54	57	75
Total liabilities	15,994	9,060	10,033
Commitment and contingencies
Employee redeemable non-controlling interest and mezzanine equity awards	318	219	66
Stockholders' equity:
Class A Common Stock	—	—	—
Class B Common Stock	—	—	—
Additional paid-in capital	6,385	6,385	6,385
Retained earnings	1,044	337	99
Accumulated other comprehensive income	59	106	26
Total stockholders' equity	$7,488	$6,828	$6,510
Total liabilities and stockholders' equity	$23,800	$16,107	$16,609

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Maple Parent Holdings Corp.
Consolidated Statements of Income

	Successor				Predecessor
(in millions, except per share data)	October 1, 2017 to June 30, 2018	September 25, 2016 to June 24, 2017	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016	September 28, 2014 to September 26, 2015
	(Unaudited)	(Unaudited)
Net sales	$3,067	$3,129	$4,269	$2,293	$2,025	$4,520
Cost of sales	1,599	1,645	2,239	1,220	1,354	2,912
Gross profit	1,468	1,484	2,030	1,073	671	1,608
Selling, general and administrative expenses	614	593	836	439	334	827
Transportation and warehouse costs	170	192	250	135	—	—
Transaction costs	80	—	—	102	187	—
Restructuring expenses	20	30	45	4	3	15
Operating income	584	669	899	393	147	766
Other income (loss), net	—	2	(1)	2	2	1
Gain (loss) on financial instruments, net	58	5	14	(14)	1	8
Gain (loss) on foreign currency, net	(24)	43	32	5	(2)	(22)
Loss on extinguishment of debt	(6)	(83)	(85)	(5)	(6)	—
Interest expense - related party	(76)	(75)	(100)	(60)	—	—
Interest expense	(114)	(157)	(192)	(157)	(3)	(2)
Income before income taxes	422	404	567	164	139	751
Income tax benefit (expense)	372	(138)	(184)	(55)	(39)	(252)
Net income	$794	$266	$383	$109	$100	$499
Net income attributable to noncontrolling interests	$10	$4	$5	$—	$—	$1
Net income attributable to Maple Parent Holdings Corp.	$784	$262	$378	$109	$100	$498

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Maple Parent Holdings Corp.
Consolidated Statements of Comprehensive Income

	Successor				Predecessor
	October 1, 2017 to June 30, 2018 (Unaudited)	September 25, 2016 to June 24, 2017 (Unaudited)	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016			September 28, 2014 to September 26, 2015
(in millions)					Pre-tax	Tax (expense) benefit	After-tax	Pre-tax	Tax (expense) benefit	After-tax
Net income	$794	$266	$383	$109	—	—	$100	—	—	$499
Other comprehensive income (loss):
Cash flow hedges:
Unrealized gains (losses) arising during the period	—	—	—	—	1	—	1	1	—	1
Gains (losses) reclassified to net income	—	—	—	—	(1)	—	(1)	(15)	6	(9)
Foreign currency translation adjustments	(47)	(11)	82	26	(9)	—	(9)	(137)	—	(137)
Other comprehensive income (loss)	(47)	(11)	82	26	(9)	—	(9)	(151)	6	(145)
Total comprehensive income	$747	$255	$465	$135	$—	$—	$91	$—	$—	$354
Comprehensive (income) loss attributable to noncontrolling interest	(10)	(4)	(5)	—	—	—	—	—	—	(1)
Foreign currency translation adjustments attributable to noncontrolling interest	(1)	—	(1)	—	—	—	—	—	—	—
Comprehensive income attributable to Maple Parent Holdings Corp.	$736	$251	$459	$135	$—	$—	$91	$—	$—	$353
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Maple Parent Holdings Corp.
Consolidated Statements of Changes in Stockholders’ Equity

Successor

	Class A		Class B
(in millions, except per share data)	Common Stock		Common Stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 4, 2015	1,000	$—	—	$—	$—	$—	$—	$—
Proceeds from issuance of common stock	6,212,120	—	1,987,880	—	6,385	—	—	6,385
Dividends paid	—	—	—	—	—	(10)		(10)
Net income	—	—	—	—	—	109	—	109
Change in other comprehensive income	—	—	—	—	—	—	26	26
Balance at September 24, 2016	6,213,120	$—	1,987,880	$—	$6,385	$99	$26	$6,510
Adjustment of non-controlling interests to fair value	—	—	—	—	—	(86)		(86)
Dividends paid	—	—	—	—		(54)		(54)
Net income attributable to Maple Parent Holdings Corp.	—	—	—	—	—	378	—	378
Change in other comprehensive income	—	—	—	—	—	—	80	80
Balance at September 30, 2017	6,213,120	$—	1,987,880	$—	$6,385	$337	$106	$6,828
Adjustment of non-controlling interests to fair value (Unaudited)	—	—	—	—	—	(43)		(43)
Dividends paid (Unaudited)	—	—	—	—	—	(34)		(34)
Net income attributable to Maple Parent Holdings Corp. (Unaudited)	—	—	—	—	—	784		784
Change in other comprehensive income (Unaudited)	—	—	—	—	—	—	(47)	(47)
Balance at June 30, 2018 (Unaudited)	6,213,120	$—	1,987,880	$—	$6,385	$1,044	$59	$7,488

Maple Parent Holdings Corp.
Consolidated Statements of Changes in Stockholders’ Equity

Predecessor

(in millions, except per share data)	Common Stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Stockholders’ Equity
	Shares	Amount
Balance at September 27, 2014	162,318,246	$16	$1,809	$1,688	$(54)	$3,459
Options exercised	1,520,757	—	16	—	—	16
Issuance of common stock under employee stock purchase plan	183,546	—	13	—	—	13
Restricted stock awards and units	215,662	—	—	—	—	—
Repurchase of common stock	(11,028,955)	(1)	(1,032)	—	—	(1,033)
Stock compensation expense	—	—	32	—	—	32
Tax benefit from equity-based compensation plans	—	—	41	—	—	41
Deferred compensation expense	—	—	1	—	—	1
Adjustment of redeemable noncontrolling interests to redemption value	—	—	—	8	—	8
Cash dividends declared	—	—	—	(179)	—	(179)
Other comprehensive loss, net of tax	—	—	—	—	(145)	(145)
Net income	—	—	—	498	—	498
Balance at September 26, 2015	153,209,256	$15	$880	$2,015	$(199)	$2,711
Options exercised	505,339	—	12	—	—	12
Issuance of restricted stock awards and units	188,468	—	—	—	—	—
Stock based compensation	—	—	15	—	—	15
Reclassification of stock compensation to liability	—	—	(39)	—	—	(39)
Issuance of common stock under employee stock purchase plan	106,322	—	5	—	—	5
Excess tax benefits share-based compensation - windfall	—	—	5	—	—	5
Dividends paid	—	—	—	(49)	—	(49)
Other comprehensive loss, net of tax	—	—	—	—	(9)	(9)
Net income	—	—	—	100	—	100
Repurchase of common stock	(4,364,186)	—	(235)	—	—	(235)
Balance at March 2, 2016	149,645,199	$15	$643	$2,066	$(208)	$2,516
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Maple Parent Holdings Corp.
Consolidated Statements of Cash Flows

	Successor					Predecessor
	October 1, 2017 to June 30, 2018 (Unaudited)	September 25, 2016 to June 24, 2017 (Unaudited)		September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016	September 28, 2014 to September 26, 2015
(in millions)
Cash flows from operating activities:
Net income	$794	$266		$383	$109	$100	$499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	99	106		142	70	103	218
Amortization of intangibles	87	72		96	55	21	48
Amortization of deferred financing fees	11	14		18	13	1	5
Deferred income taxes	(522)	20		16	(24)	(6)	(9)
Deferred compensation and stock compensation	35	44		58	6	141	32
Excess tax benefits from equity-based compensation plans	—	—		—	—	(5)	(41)
Provision for doubtful accounts	4	1		—	2	1	5
Loss on extinguishment of debt	6	83		85	5	6	—
Unrealized (gain) loss on foreign currency, net	17	(42)		(41)	(6)	(16)	(3)
Asset impairment and non-cash restructuring	12	—		16	—	8	16
Provision for sales returns	41	46		65	46	55	114
Unrealized (gain) loss on derivatives	(58)	(10)		4	14	(1)	(21)
Acquisition costs	—	—		—	—	59	—
Other non cash	24	8		11	5	—	11
Changes in assets and liabilities:
Receivables	64	70		(54)	(84)	41	(24)
Inventories	59	155		108	(43)	175	128
Income tax payable/receivable, net	41	(32)		(16)	(32)	41	(64)
Other current assets	(54)	(4)		(9)	21	43	(24)
Other long term assets	(10)	2		—	(14)	1	2
Accounts payable and accrued expenses	313	545		871	187	77	(156)
Payment of acquisition related costs	—	—		(10)	(59)	—	—
Other short-term liabilities	2	1		(6)	(8)	—	(1)
Other long-term liabilities	(2)	1		12	17	(13)	19
Net cash provided by operating activities	963	1,346		1,749	280	832	754
Cash flows from investing activities:
Capital expenditures for fixed assets	(55)	(44)		(66)	(33)	(79)	(411)
Intangibles	(12)	—		—	—	—	—
Maturity of short-term investment	—		—	—	—	—	100

Maple Parent Holdings Corp.
Consolidated Statements of Cash Flows

Acquisition, net of cash	—		—	(13,717)	—	(181)
Formation of JV	—	250	250	—	—	1
Other investing activities	(31)	(7)	(4)	(22)	4	(7)
Net cash (used)/provided by investing activities	(98)	199	180	(13,772)	(75)	(498)
Cash flows from financing activities:
Net change in revolving line of credit	(100)	120	100	—	(330)	330
Proceeds from issuance of related party note	—	—	—	1,815	—	—
Proceeds from issuance of common stock	—		—	6,385	—	—
Proceeds from issuance of common stock under compensation plans	—	—	—	—	17	29
Repurchase of shares	—		—	—	(235)	(1,033)
Excess tax benefits from equity-based compensation plans	—		—	—	5	41
Proceeds from (cash distributions to) redeemable NCI shareholders	12	5	4	60	(4)	—
Proceeds from borrowings of long-term debt	8,000	1,200	1,200	5,947	—	—
Deferred financing fees	(35)	(5)	(5)	(122)	—	(4)
Cross currency swap	—	(69)	(87)	13	—	—
Payments on capital lease and financing obligations	(13)	(11)	(15)	(1)	(37)	(3)
Repayment of long-term debt	(759)	(2,933)	(3,168)	(147)	—	(159)
Dividends paid	(35)	(26)	(55)	(10)	(93)	(176)
Other financing	—		—	(3)	35	3
Net cash (used)/provided by financing activities	7,070	(1,719)	(2,026)	13,937	(642)	(972)
Effect of exchange rate changes on cash and cash equivalents	—	(4)	8	(7)	17	14
Net (decrease)/increase in cash and cash equivalents	7,935	(178)	(89)	438	132	(702)
Cash, cash equivalents, and restricted cash at beginning of period	$349	$438	438	—	59	761
Cash, cash equivalents, and restricted cash at end of period	$8,284	$260	$349	$438	$191	$59
Supplemental disclosures of cash flow information:
Cash paid for interest (net of amounts capitalized)	$72	$144	$167	$156	$5	$(3)
Cash paid for related party interest	$76	$75	$125	$34	$—	$—
Cash paid for income taxes	$97	$147	$159	$92	$17	$320
Dividends declared not paid at the end of each period	$—	$—	$—	$—		$44
Fixed asset purchases included in accounts payable and not disbursed at the end of the period	$39	$10	$6	$18	$12	$32
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements

ITEM 3. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Organization
Maple Parent Holdings Corp. ("Maple"), through its wholly owned subsidiary Keurig Green Mountain, Inc. (“Keurig” and together with Maple in these Notes to Consolidated Financial Statements, the “Maple Company”) is a leader in the brewing system and specialty coffee businesses in the United States and Canada.
On December 4, 2015, JAB Holding Company S.a.r.l ("JAB") formed an indirect wholly-owned subsidiary, Maple Holdings Acquisition Corp. (“Maple acquisition merger sub”). On February 19, 2016, Maple was formed by JAB and capitalized with a contribution of $6,385 million of cash from JAB. On March 3, 2016, Maple, through Maple acquisition merger sub, acquired Keurig and its subsidiaries for $13.9 billion (the "Keurig Acquisitions") (see Note 3, Acquisition). In contemplation of the acquisition, JAB had agreed with Mondelēz International, Inc. ("Mondelēz") that it would acquire a 24.24% interest in Maple, which was consummated March 7, 2016. The March 7, 2016 transaction occurred between JAB and Mondelēz. The Keurig Acquisition closed March 3, 2016.
As the operations of Keurig succeeded to substantially all of the operations of Maple, Keurig is presented as the predecessor entity for purposes of these consolidated financial statements. Subsequent to the Keurig Acquisition, the Consolidated Statements of Income include amortization expense relating to the fair value adjustments and depreciation expense based on the fair value of Keurig's property, plant and equipment that had previously been carried at historical cost less accumulated depreciation. Therefore, financial information prior to the acquisition is not comparable to the financial information subsequent to the acquisition. As a result, the financial statements and certain note presentations are separated into two distinct periods, the periods of Keurig before the consummation of the Keurig Acquisition (labeled "Predecessor") and the periods of Maple Company subsequent to and including the acquisition (labeled "Successor"), to indicate the application of the different basis of accounting between the periods presented. The predecessor period began on September 27, 2014 and concluded on March 2, 2016. The successor period began on December 4, 2015, the incorporation date of Maple acquisition merger sub and includes Keurig as of and from the acquisition date of March 3, 2016. Between December 4, 2015 and March 3, 2016, Maple Parent Holdings incurred transaction costs associated with the acquisition of Keurig of approximately $54 million, net of tax. Operations did not commence until the acquisition of Keurig on March 3, 2016.
Maple Company distributes its products through two channels: at-home ("AH") and away-from-home ("AFH"). The Company sells brewers, accessories, and sources, produces and sells coffee, hot cocoa, teas and other beverages in K-Cup®, Vue®, Rivo®, K-Carafe™, and K-Mug™ pods (collectively, the "pods") and coffee in more traditional packaging including bags and fractional packages under a variety of brands to retailers including supermarkets, department stores, mass merchandisers, club stores, and convenience stores; to restaurants, hospitality accounts, office coffee distributors, and partner brand owners; and to consumers through its website. A large part of the Maple Company's distribution to major retailers is processed by fulfillment entities which receive and fulfill sales orders and invoice certain retailers primarily in the AH channel. Maple Company also earns royalty income from pods sold by two third-party licensed roasters.
Maple’s fiscal year ends on the last Saturday in September. The successor fiscal year 2017 consists of fifty-three weeks and ended on September 30, 2017. Fiscal year 2016 represents the successor and predecessor periods December 4, 2015 to September 24, 2016 and September 27, 2015 to March 2, 2016, respectively. The predecessor fiscal year 2015 consists of fifty-two weeks and ended September 26, 2015.
These consolidated financial statements and related disclosures also contain unaudited interim consolidated financial statements and related disclosures as of June 30, 2018 and for the nine months ended June 30, 2018 and June 24, 2017, respectively. These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete consolidated financial statements. The unaudited interim consolidated financial information have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments of a normal recurring nature considered necessary to present fairly the Company's financial position and results of its operations and its cash flows. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the respective full fiscal years.

2.	Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Maple to make estimates and assumptions that affect amounts reported in the accompanying consolidated financial statements. Significant estimates and assumptions by management affect Maple's inventory, deferred tax assets and liabilities, allowance for sales returns, warranty reserves, restructuring, other certain accrued expenses, goodwill, intangible and long-lived assets and stock-based compensation.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Although Maple regularly assesses these estimates, actual results could differ from these estimates. Changes in estimates are recorded in the period they become known. Maple bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances.
Principles of Consolidation
The consolidated financial statements include the accounts of Maple and all of the entities in which Maple has a controlling financial interest. All intercompany transactions and accounts are eliminated in consolidation. Certain employees hold shares in Maple Parent Corp., a wholly owned subsidiary of Maple, through Maple’s Executive Ownership Plan. Based on the terms of the Executive Ownership Plan agreements, including the right of holders to put vested shares of Maple Parent Corp. back to Maple during certain periods, the non-controlling interest related to shares held by employees is presented within the “mezzanine” section on the Consolidated Balance Sheets.
Business Combinations
Maple uses the acquisition method of accounting for business combinations and recognizes assets acquired and liabilities assumed measured at their fair values on the date acquired. Goodwill represents the excess of the purchase price over the fair value of the net assets. The fair values of the assets and liabilities acquired are determined based upon Maple's valuation. The valuation involves making significant estimates and assumptions, which are based on detailed financial models, including the projection of future cash flows, the weighted average cost of capital and any cost savings that are expected to be derived in the future.
Cash and Cash Equivalents
Maple considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include money market funds, which are carried at cost, plus dividends, which approximates fair value. Maple does not believe that it is subject to any unusual credit or market risk.
Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents represents cash that is not available for use in Maple's operations. Restrictions primarily relate to amounts held in escrow for medical claims, and as of June 30, 2018 cash in escrow raised with the May 25, 2018 financing in connection with the DPSG Merger (see Note 21 Subsequent Events). As of June 30, 2018, September 30, 2017 and September 24, 2016, Maple had restricted cash and cash equivalents of $8.0 billion, $1 million and $1 million, respectively.
Equity Investments
Equity investments are accounted for using the equity method of accounting if the investment gives Maple the ability to exercise significant influence, but not control, over an investee. Gains and losses on equity method investments are recorded in Other income (loss), net within the Consolidated Statements of Income.
Maple evaluates the equity method investments for impairment annually and when facts and circumstances indicate that the carrying value of such investments may not be recoverable. Maple reviews several factors to determine whether the loss is other than temporary, such as the financial condition and near-term prospects of the investee, and whether the Company has the intent to sell or will more likely than not be required to sell before the investment’s anticipated recovery. If a decline in fair value is determined to be other than temporary, an impairment charge is recorded in net earnings.
Allowance for Doubtful Accounts
A provision for doubtful accounts is provided based on a combination of historical experience, specific identification and customer credit risk where there are indications that a specific customer may be experiencing financial difficulties.
Inventories
Inventories consist primarily of green and roasted coffee, including coffee in pods and purchased finished goods such as brewing systems and packaging materials. Inventories are stated at the lower of cost or net realizable value. Cost is being measured using standard cost method which approximates FIFO (first-in, first-out). Maple regularly reviews whether the net realizable value of its inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, Maple takes a charge to cost of sales and directly reduces the carrying value of the inventory.
Maple estimates any required write downs for inventory obsolescence by examining its inventories on a quarterly basis to determine if there are indicators that the carrying values exceed net realizable value. Indicators that could result in additional inventory write downs include age of inventory, damaged inventory, slow moving products and products at the end of their life cycles. While management believes that inventory is appropriately stated at the lower of cost or market, significant judgment is involved in determining the net realizable value of inventory.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Financial Instruments
Maple enters into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Cash, cash equivalents, accounts receivable, accounts payable and accrued expenses are reported at carrying value and approximate fair value due to the short maturity of these instruments. Long-term debt is also reported at carrying value, which approximates fair value due to the fact that the interest rate on the debt is based on variable interest rates that approximate current market rates.
The fair values of derivative financial instruments have been determined using market information and valuation methodologies. Changes in assumptions or estimates could affect the determination of fair value; however, management does not believe any such changes would have a material impact on the Company's financial condition, results of operations or cash flows. The fair values of derivative financial instruments are disclosed in Note 12, Fair Value Measurements, in the consolidated financial statements.
Derivative Instruments
Maple enters into over-the-counter and other derivative contracts based on coffee futures (“coffee futures”) to hedge against price increases in price-to-be-coffee purchase commitments and anticipated coffee purchases. Coffee purchases are generally denominated in the U.S. dollar. Maple also enters into interest rate swap agreements to mitigate interest rate risk associated with Maple's variable-rate borrowings and foreign currency forward contracts to hedge the purchase and payment of certain green coffee purchase commitments as well as certain recognized liabilities in currencies other than Maple's functional currency. These contracts are recorded at fair value, with the changes in fair value recognized in the Consolidated Statements of Income in the period of change.
Maple does not engage in speculative transactions, nor does it hold derivative instruments for trading purposes. See Note 11, Derivative Financial Instruments and in the consolidated financial statements for further information.
Deferred Financing Costs
Deferred financing costs consist primarily of commitment fees and loan origination fees and are being amortized over the respective life of the applicable debt. Deferred financing costs, which are recorded as a reduction of debt, are included in Note 10, Long-Term Debt and in the accompanying Consolidated Balance Sheets as of June 30, 2018, September 30, 2017 and September 24, 2016 were $83 million, $55 million, and $109 million respectively.
Goodwill and Intangibles
Goodwill is tested for impairment annually. Goodwill is assigned to reporting units for purposes of impairment testing. A reporting unit is the same as an operating segment or one level below an operating segment. Maple may assess qualitative factors to determine if it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If Maple determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further testing is necessary. If, however, Maple determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, Maple performs the first step of a two-step goodwill impairment test.  The assessment of qualitative factors is optional and at Maple's discretion. Maple may bypass the qualitative assessment for any reporting unit in any period and perform the first step of the quantitative goodwill impairment test. Maple may resume performing the qualitative assessment in any subsequent period. The first step is a comparison of each reporting unit's fair value to its carrying value. Maple estimates fair value based on the income approach, using discounted cash flows, with consideration given to the market approach, using the guideline company method and comparable transaction method. The reporting unit's discounted cash flows require significant management judgment with respect to sales forecasts, gross margin percentages, selling, operating, and general and administrative (“SG&A”) expenses, capital expenditures and the selection and use of an appropriate discount rate. The projected sales, gross margin and SG&A expense rate assumptions and capital expenditures are based on Maple's annual business plan or other forecasted results. Discount rates reflect market-based estimates of the risks associated with the projected cash flows directly resulting from the use of those assets in operations. The market approach uses observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available). The estimates of fair value of reporting units are based on the best information available as of the date of the assessment.  If the carrying value of a reporting unit exceeds its estimated fair value in the first step, a second step is performed, which requires Maple to allocate the fair value of the reporting unit derived in the first step to the fair value of the reporting unit's net assets, with any fair value in excess of amounts allocated to such net assets representing the implied fair value of goodwill for that reporting unit.  If the implied fair value of the goodwill is less than the book value, goodwill is impaired and is written down to the implied fair value amount.
In fiscal year 2017, Maple changed its annual impairment testing date from the end of the fiscal year to July 1st to better align to when forecast data is shared with its shareholders. The change in impairment testing date has no impact on the financial statements. In addition, Maple has early adopted Accounting Standards Update ("ASU") 2017-04 Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). Under the new standard, if the carrying value of the reporting unit exceeds its fair value an impairment charge will be recorded in current earnings for the difference up to the carrying value of the goodwill recorded.  All other aspects of Maple’s annual goodwill impairment test remain the same.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Impairment of Long-Lived Assets
When facts and circumstances indicate that the carrying values of long-lived assets, including fixed assets, may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the assets, at an asset group level, to undiscounted projected future cash flows in addition to other quantitative and qualitative analysis. When assessing impairment, property, plant and equipment assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of other groups of assets. Upon indication that the carrying value of such assets may not be recoverable, Maple recognizes an impairment loss as a charge against current operations based upon an assessment of fair value of such assets. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value, less estimated costs to sell. Maple makes judgments related to the expected useful lives of long-lived assets and its ability to realize undiscounted cash flows in excess of the carrying amounts of such assets which are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance.
Fixed Assets
Fixed assets are carried at cost, net of accumulated depreciation. Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Expenditures for refurbishments and improvements that significantly improve the productive capacity or extend the useful life of an asset are capitalized. Depreciation is calculated using the straight-line method over the assets' estimated useful lives. The cost and accumulated depreciation for fixed assets sold, retired, or otherwise disposed of are relieved from the accounts, and the resulting gains and losses are reflected in operating income in the Consolidated Statements of Income.
Depreciation costs of manufacturing and distribution assets are included in cost of sales on the Consolidated Statements of Income. Depreciation costs of other assets are included in selling, general and administrative expenses on the Consolidated Statements of Income.
For financial reporting purposes, depreciation is computed on a straight-line basis over the estimated useful lives as follows:

Asset Class	Useful Life in Years
Production equipment	2-15
Coffee service equipment	3-7
Computer equipment and software	2-8
Land	Indefinite
Building and building improvements	5-39
Furniture and fixtures	2-10
Vehicles	2-15
Leasehold improvements	2-15 or remaining life of lease, whichever is less
Assets acquired under capital leases	2-10
Leases
Occasionally, the Maple Company is involved in the construction of leased properties. Due to the extent and nature of that involvement, the Maple Company may be deemed the owner during the construction period and is required to capitalize the construction costs on the Consolidated Balance Sheets along with a corresponding financing obligation for the project costs that are incurred by the lessor. Upon completion of the project, a sale-leaseback analysis is performed to determine if the Maple Company can record a sale to remove the assets and related obligation and record the lease as either an operating or capital lease obligation. If the Maple Company is precluded from derecognizing the assets when construction is complete due to continuing involvement beyond a normal leaseback, the lease is accounted for as a financing transaction and the recorded asset and related financing obligation remain on the Consolidated Balance Sheets. Accordingly, the asset is depreciated over its estimated useful life in accordance with Maple's policy. If the Maple Company is not considered the owner of the land, a portion of the lease payments is allocated to ground rent and treated as an operating lease. The portion of the lease payment allocated to ground rental expense is based on the fair value of the land at the commencement of construction. Lease payments allocated to the buildings are recognized as reductions to the financing obligation and interest expense. See Note 19, Commitments and Contingencies for further information.
Leases that qualify as capital leases are recorded at the lower of the fair value of the asset or the present value of the future minimum lease payments over the lease term generally using Maple's incremental borrowing rate. Assets leased under capital leases are included in fixed assets and generally are depreciated over the lease term. Lease payments under capital leases are recognized as a reduction of the capital lease obligation and interest expense.
All other leases are considered operating leases. Assets subject to an operating lease are not recorded on the balance sheet. Lease payments are recognized on a straight-line basis as rent expense over the expected lease term.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Accounts Payable
The Maple Company entered into an agreement with a third party to allow participating suppliers to track payment obligations from the Maple Company, and if elected, sell payment obligations from the Maple Company to financial institutions. Suppliers can sell one or more of the Maple Company's payment obligations at their sole discretion and the rights and obligations of the Maple Company to its suppliers are not impacted. The Maple Company has no economic interest in a supplier’s decision to enter into these agreements and no direct financial relationship with the financial institutions. The Maple Company’s obligations to its suppliers, including amounts due and scheduled payment terms, are not impacted. As of June 30, 2018 and September 30, 2017, $1.5 billion and $1.2 billion, respectively, of the Maple Company's outstanding payment obligations were payable to suppliers who utilize these third party services. There were no outstanding payment obligations payable to suppliers who utilize these third party services as of September 24, 2016.
Revenue Recognition
Revenue from sales of brewing systems, coffee and other specialty beverages in pods, and coffee in more traditional packaging including whole bean and ground coffee selections in bags and ground coffee in fractional packs is recognized when title and risk of loss passes to the customer, which generally occurs upon shipment or delivery of the product to the customer as defined by the contractual shipping terms. Shipping charges billed to customers are also recognized as revenue, and the related shipping costs are included in cost of sales. Cash received in advance of product delivery is recorded in deferred revenue, which is included in other current liabilities on the accompanying Consolidated Balance Sheets, until earned.
The majority of the Maple Company's distribution to major retailers is processed by fulfillment entities. The fulfillment entities receive and fulfill sales orders and invoice certain retailers. All products shipped by the Maple Company to the fulfillment entities are owned by the Company and included in inventories on the accompanying Consolidated Balance Sheets. The Maple Company recognizes revenue when delivery of the product from the fulfillment entity to the retailer has occurred based on the contractual shipping terms and when all other revenue recognition criteria are met.
Sales of brewing systems, pods and other products are recognized net of any discounts, returns, allowances and sales incentives, including coupon redemptions and rebates. The Maple Company estimates the allowance for returns using an average return rate based on historical experience and an evaluation of contractual rights or obligations. The Maple Company routinely participates in trade promotion programs with customers, including customers whose sales are processed by the fulfillment entities, whereby customers can receive certain incentives and allowances which are recorded as a reduction to sales when the sales incentive is offered and committed to or, if the incentive relates to specific sales, at the later of when that revenue is recognized or the date at which the sales incentive is offered. These incentives include, but are not limited to, cash discounts. Allowances to customers that are directly attributable and supportable by customer promotional activities are recorded as selling expenses at the time the promotional activity occurs.
Roasters licensed by the Maple Company to manufacture and sell pods, both to the Maple Company for resale and to their other coffee customers, are obligated to pay a royalty to the Maple Company upon shipment to their customer.  Maple records royalty revenue upon shipment of pods by licensed roasters to third-party customers as set forth under the terms and conditions of various licensing agreements. For shipments of pods to the Maple Company for resale, this royalty payment is recorded as a reduction to the carrying value of the related pods in inventory and as a reduction to cost of sales when sold through to third-party customers by the Maple Company.
Cost of Sales
Cost of sales for the Maple Company consists of the cost of raw materials including coffee beans, hot cocoa, flavorings and packaging materials; a portion of rental expense; production, which include salaries; stock compensation expense; merchandising personnel; leases and depreciation on facilities and equipment used in production; the cost of brewers manufactured by suppliers; receiving, inspection and internal transfer costs; warranty expense; freight-in, duties and certain third-party royalty charges.
Transportation and Warehouse Costs
The Maple Company elected to adopt an accounting policy to reflect transportation and warehouse costs separately in the Consolidated Statements of Income. Certain amounts have not been reclassified in the predecessor period, but $129 million and $303 million of these costs were included in Cost of sales for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively.
Product Warranty
The Maple Company provides for the estimated cost of product warranties in cost of sales, at the time product revenue is recognized. Warranty costs are estimated primarily using historical warranty information in conjunction with current engineering assessments applied to the Maple Company's expected repair or replacement costs. The estimate for warranties requires assumptions relating to expected warranty claims which are based on the Maple Company's historical claims and known current year factors.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Advertising Costs
The Maple Company expenses the costs of advertising the first time the advertising takes place. As of June 30, 2018, September 30, 2017 and September 24, 2016 prepaid advertising costs of $12 million, $10 million, and $3 million, respectively, were recorded, in Other current assets in the accompanying Consolidated Balance Sheets. Advertising expense totaled $115 million and $51 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $54 million and $116 million for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively.
Income Taxes
Maple recognizes deferred tax assets and liabilities for the expected future tax benefits or consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. These include establishing a valuation allowance related to the ability to realize certain deferred tax assets.
Accounting for uncertain tax positions also requires significant judgments, including estimating the amount, timing and likelihood of ultimate settlement. Although Maple believes that its estimates are reasonable, actual results could differ from these estimates. Maple uses a more-likely-than-not measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the Consolidated Financial Statements.
Stock-Based Compensation
For the predecessor periods, Keurig measured the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Equity awards consisted of stock options, restricted stock units ("RSUs"), and performance stock units ("PSUs"). The cost was recognized over the period during which an employee was required to provide service in exchange for the award.
Keurig measured the fair value of the predecessor stock options using the Black-Scholes option pricing model and certain assumptions, including the expected life of the stock options, an expected forfeiture rate and the expected volatility of its common stock. The expected life of options was estimated based on options vesting periods, contractual lives and Keurig's historical experience. The expected forfeiture rate was based on Keurig's historical employee turnover experience and future expectations. The risk-free interest rate was based on the U.S. Treasury rate over the expected life. Keurig used a blended historical volatility to estimate expected volatility at the measurement date. The fair value of RSUs and PSUs was based on the fair value of the Keurig common stock on the grant date.
For the successor periods, Maple records compensation expense for RSU awards of equity instruments based on the grant-date fair value of the award. Equity awards consist of RSUs in Maple Parent Corp., which generally fully vest on the four-year and six-month anniversary of the date of grant. The cost is recognized over the period during which an employee is required to provide service in exchange for the award.
Maple measures, on each reporting period, the fair value of stock purchased with financed non-recourse loans as stock options using the Black-Scholes option pricing model and certain assumptions, including the expected life of the stock options, and the expected volatility of its common stock. The expected life of options is estimated based on the term of the limited recourse loan. The expected forfeiture rate is based on the Maple Company's historical employee turnover experience and future expectations. The risk-free interest rate is based on the U.S. Treasury rate over the expected life.
Foreign Currency Translation and Transactions
The functional currency of the Maple Company’s foreign subsidiaries in Luxembourg and Switzerland is the U.S. dollar. Monetary assets and liabilities related to the Maple Company’s operations in Luxembourg and Switzerland are remeasured from the local currency into U.S. dollars at the exchange rates in effect at the end of the applicable fiscal reporting period. Non-monetary assets and liabilities are remeasured at historical exchange rates. Revenues and expenses are remeasured at average monthly exchange rates. All remeasurement gains and losses are included in the Maple Company’s Consolidated Statements of Income, within the caption Gain (loss) on foreign currency, net.
The functional currency of the Maple Company's other foreign subsidiaries is the local currency of the subsidiary. The financial statements of these subsidiaries are translated into the Maple Company's reporting currency which is the U.S. dollar. Accordingly, the assets and liabilities of the Maple Company's foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect at each balance sheet date. Revenue and expense accounts are generally translated using the average rate of exchange during the period. Foreign currency translation adjustments are accumulated as a component of other comprehensive income or loss as a separate component of stockholders' equity. Gains and losses arising from transactions denominated in currencies other than the functional currency of the entity are charged directly against earnings in the Consolidated Statements of Income. Gains and losses arising from transactions denominated in foreign currencies are primarily related to inter-company loans that have been determined to be temporary in nature, cash, long-term debt and accounts payable denominated in non-functional currencies. These gains and losses are included in the Consolidated Statements of Income within the caption Gain (loss) on foreign currency, net.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Significant Customer Credit Risk and Supply Risk
The majority of the Maple Company's customers are located in the U.S. and Canada. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers in various channels comprising the Maple Company's customer base. The Maple Company does not require collateral from customers as ongoing credit evaluations of customers' payment histories are performed. The Maple Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.
The Maple Company procures the majority of the brewing systems it sells from one third-party brewing system manufacturer. Purchases from this brewing system manufacturer amounted to $207 million and $262 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $162 million and $443 million for the predecessor periods ending March 2, 2016 and September 26, 2015, respectively.
Research & Development
Generally, research and development charges are expensed as incurred. These expenses amounted to $62 million and $34 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $34 million and $85 million for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively.
Collaborative Arrangements
From time to time, the Maple Company enters into collaborative arrangements for the research and development ("R&D"), manufacture and/or commercialization of products and product candidates. These collaborations generally provide R&D cost sharing, and/or royalty payments. The Maple Company’s collaboration agreements with third parties are performed with no guarantee of either technological or commercial success.  No cost recoveries or royalties have been received to date under these arrangements.
Recently Adopted Accounting Pronouncements
In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-04 Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment which, under this new guidance, an impairment charge, if triggered, is calculated as the difference between a reporting unit’s carrying value and fair value, but it is limited to the carrying value of goodwill. This ASU is effective for fiscal years beginning after December 15, 2021. Maple has decided to early adopt this guidance on a prospective basis as of September 30, 2017. See Note 7, Goodwill and Intangible Assets. The adoption of this ASU did not have a material impact on the Company’s financial position, results of operations or liquidity.
In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash which requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and ended amounts shown on the statement of cash flows. The guidance will require application of a retrospective transition method to each period presented. This ASU is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Maple has decided to early adopt this guidance on a retrospective basis in the Successor period to align with other internal reporting requirements. Adoption of this ASU is not reflected in the predecessor periods presented, and did not have a material impact on Maple's liquidity.
In March 2016, the FASB issued ASU 2016-09 Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting which, simplifies several aspects of the accounting for share-based payment award, including income tax consequences; classification of awards as either equity or liabilities; and classification on the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and the Company has early adopted this guidance as of September 25, 2016.
In July 2015, the FASB issued ASU 2015-11 Inventory (Topic 330): Simplifying the Measurement of Inventory which, requires entities to measure inventory at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this ASU did not have a material impact on Maple’s financial position, results of operations or liquidity.
In October 2016, the FASB issued ASU 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory which, requires entities to recognize the income tax impact of an intra-entity sale or transfer of an asset other than inventory when the sale or transfer occurs, rather than when the asset has been sold to an outside party. The guidance will require a modified retrospective application with a cumulative catch-up adjustment to opening retained earnings upon adoption. This ASU is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The adoption of this ASU did not have a material impact on Maple’s financial position, results of operations or liquidity.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Recent Accounting Pronouncements
In May 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which, is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impacts that ASU 2016-02 will have on the consolidated statement of cash flows
In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) which provides guidance on the recognition and measurement of leases. Under the new guidance, lessees are required to recognize a lease liability, which represents the discounted obligation to make future minimum lease payments, and a corresponding right-of-use asset on the balance sheet for most leases. The guidance retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee. Enhanced disclosures will also be required to give financial statement users the ability to assess the amount, timing and uncertainty of cash flows arising from leases. The guidance will require modified retrospective application beginning with our 2021 fiscal year, with optional practical expedients. Early application is permitted. The Company intends to adopt the standard during the quarter ending March 31, 2019. The Company has assembled a cross functional project management team, and has begun on the diagnostic phase of the implementation plan. The Company anticipates the impact of the standard to be significant to its Consolidated Balance Sheets due to the amount of the Company's lease commitments. The Company is also currently evaluating the other impacts that ASU 2016-02 will have on the consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard will require Maple to separate performance obligations within a contract, determine total transaction costs, and ultimately allocate the transaction costs across the established performance obligations. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers" (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 by one year. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, under either full or modified retrospective adoption, with early adoption permitted for annual reporting periods beginning after December 15, 2016. The Company intends to adopt the above standards using the modified retrospective approach for the quarter ending September 30, 2018 by recognizing the cumulative effect of initially applying the new standard, as an expected immaterial adjustment to the opening balance of retained earnings. It is expected to have an immaterial impact to our net income on an ongoing annual basis. The Company is currently evaluating the disclosure requirements under these standards and is implementing controls to support these new disclosure requirements, which will include additional disclosures of disaggregated net sales.

3.	Acquisition
Acquisition by JAB Holding Company
On March 3, 2016, Maple indirectly acquired all of the outstanding equity of Keurig for $13.9 billion. As a result of the transaction Keurig became an indirect wholly owned subsidiary of Maple.
Keurig entered into a definitive merger agreement under which a JAB-led investor group would acquire Keurig for $92.00 per share in cash, representing a total equity value of $13.9 billion. The agreement was unanimously approved by Keurig's Board of Directors, with the per share purchase price of $92.00, representing a premium of approximately 77.9% over Keurig's closing stock price on December 4, 2015. On February 24, 2016, the transaction was approved by the Keurig's stockholders. As a result of the completion of the acquisition, Keurig's common stock ceased trading on the NASDAQ Global Select Market before the opening of market on March 3, 2016. Under the terms of the transaction, Keurig stockholders received $92.00 per share in cash for each share they owned.
This acquisition was accounted for under the acquisition method of accounting, resulting in the allocation of the total purchase price consideration of $13.9 billion to the cost of the assets acquired, including intangible assets and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the total purchase price over the fair value of assets acquired and the liabilities assumed is recorded as goodwill. The goodwill arising from the acquisition consists largely of Keurig's commercial potential and the value of Keurig's assembled workforce.
The estimates of the fair value of the assets or rights acquired and liabilities assumed at the date of acquisition are subject to adjustment during the measurement period (up to one year from the acquisition date). The purchase price allocation was finalized in February 2017, at which time, the Maple Company made final purchase price allocation adjustments related to the pre-acquisition fixed assets, accrued expenses, deferred tax assets and goodwill resulting in a net decrease to goodwill of $45 million.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

For the successor period ended September 24, 2016 and predecessor period ended March 2, 2016, the Maple Company recognized transaction costs of $102 million and $187 million, respectively. Transaction costs generally included personnel-related costs associated with the change in control, cash settlements of previously unvested stock-based awards and other acquisition-related charges.
The following table summarizes the consideration paid for the acquired assets and the final acquisition accounting for the fair values of the assets recognized and liabilities assumed in the Consolidated Balance Sheets at the acquisition date:

	September 24, 2016		September 30, 2017
(in millions)	Purchase Price Allocation	Measurement Period Adjustment	Final Purchase Price Allocation
Cash	$215	$	$215
Current Assets (excluding cash and inventory)	579	—	579
Inventory	535	—	535
Fixed assets	992	(1)	991
Acquired technology	1,246	—	1,246
Customer relationships	243	—	243
Trade names	2,605	—	2,605
Favorable leases	7	1	8
Goodwill	9,991	(45)	9,946
Other long-term assets	13	—	13
Accounts payable and accrued expenses	(753)	(1)	(754)
Capital lease	(118)	—	(118)
Deferred tax liability	(1,601)	46	(1,555)
Other long-term liabilities	(29)	—	(29)
Total estimated fair value of assets acquired	$13,925	$—	$13,925
Amortizable intangible assets acquired, valued at the date of the acquisition, include approximately $127 million for amortizing trademarks and trade names, $1,246 million for acquired technology, $243 million for customer relationships and $7 million for favorable leases. Indefinite lived intangible assets acquired include $2,479 million for the Keurig and Green Mountain trademarks which is not amortized. Amortizable intangible assets are amortized on a straight-line basis over their respective useful lives, with the weighted-average amortization period being 14.5 years.
The cost of the acquisition in excess of the fair market value of the tangible and intangible assets acquired less liabilities assumed represents acquired goodwill. The goodwill and intangible assets recognized are not deductible for tax purposes.

4.	Restructuring Programs
2017 Castroville Closure
In May 2017, the Maple Company looked at its capacity across the manufacturing network and determined that, geographically, it could improve matching capacity to its customer base. As a result, in May 2017, the Maple Company announced it was closing the Castroville, California manufacturing site on May 18, 2017. As a result of the decision the Maple Company had a reduction in workforce of 183 employees. This restructuring program resulted in cumulative pre-tax restructuring charges of $22 million, primarily related to costs associated with employee terminations and asset related costs as of September 30, 2017.
2017 Business Realignment
In June 2017, the Maple Company determined that its strategic priorities had shifted and as a result has redesigned its organizational structure. Approximately 500 employees were affected by changing roles, responsibilities or reporting lines, and 140 of those employees were notified that their roles were being eliminated. This restructuring program resulted in cumulative pre-tax restructuring charges of $12 million, primarily related to costs associated with severance and employee terminations as of September 30, 2017.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

2017 Keurig 2.0 Exit
In August 2017 the Maple Company determined due to shifting demand and strategic priorities that it would stop producing and selling its Keurig K2.0 brewer models. Costs associated with this restructuring event include accelerated depreciation on all 2.0 molds and tooling equipment as well as costs associated with obsolete inventory on hand totaling $10 million as of September 30, 2017. Additional accelerated depreciation of $12 million and costs associated with obsolete inventory on hand of $6 million were recognized in the interim period ended June 30, 2018.
2016 Kold Restructuring
In June 2016 the Maple Company announced it was discontinuing its first generation Kold platform. In connection with this announcement the Maple Company notified employees in its Kold manufacturing and related support teams that it was implementing a restructuring program that would include a reduction in force. Additionally, the Maple Company also notified select other employees that their roles would be eliminated in an effort to adjust the workforce to eliminate redundancy and improve efficiency. In connection with this restructuring program 123 roles were eliminated. This program was completed in fiscal year 2017. This restructuring program resulted in cumulative pre-tax restructuring charges of $1 million.
Canadian Business Unit Restructuring
In October 2015, Keurig's Canadian Business Unit initiated a multi-year productivity program intended to reduce structural costs and streamline organization structures to drive efficiency. In connection with the program the Canadian operations undertook a review of its Van Houtte Coffee Services business and consolidated its third-party logistics activities in Ontario into one location. This program was completed in fiscal year 2017. This restructuring program resulted in cumulative pre-tax restructuring charges of $4 million.
2015 Productivity Plan
On July 31, 2015, Keurig's Board of Directors approved a productivity program intended to reduce structural costs and streamline organization structures to drive efficiency. A pretax restructuring charge of $15 million was recorded in the fourth quarter of fiscal 2015, the first fiscal quarter of the program, of which $12 million represents employee severance related costs that will be settled in cash.
Consolidated accrued restructuring consisted of the following as of:
Successor

	Severance	Other (a)	Total
Balance, as of March 3, 2016	$3	$2	$5
Restructuring charges	3	1	4
Cash paid	(4)	(1)	(5)
Other expenses	—	—	—
Balance, as of September 24, 2016	2	2	4
Restructuring charges	16	29	45
Cash paid	(11)	(5)	(16)
Other expenses	—	(21)	(21)
Balance, as of September 30, 2017	$7	$5	$12
____________________________

(a)	Primarily reflects activities associated with the closure of our facilities, including contract termination costs, asset write-downs, and accelerated depreciation.
Predecessor

	Severance	Other (a)	Total
Balance, as of September 26, 2015	$9	$—	$9
Restructuring charges	—	3	3
Cash paid	(6)	(1)	(7)
Other	—	—	—
Balance, as of March 2, 2016	$3	$2	$5
____________________________

(a)	Primarily reflects activities associated with the closure of Maple's facilities, including contract termination costs and asset write-downs.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

5.	Inventories
Inventories consisted of the following as of:

	Successor
(in millions)	June 30, 2018	September 30, 2017	September 24, 2016
	(Unaudited)
Raw materials and supplies	$96	$125	$148
Finished goods	316	349	431
	$412	$474	$579
As of June 30, 2018, the Maple Company had $214 million in green coffee purchase commitments, of which approximately 99% had a fixed price. These commitments primarily extend through fiscal 2018. The value of the variable portion of these commitments was calculated using an average coffee contract price of $1.55 per pound at June 30, 2018. In addition to its green coffee commitments, the Maple Company had approximately $74 million in fixed price brewer and related accessory purchase commitments and $467 million in production raw materials commitments at June 30, 2018. The Maple Company believes, based on relationships established with its suppliers, that the risk of non-delivery on such purchase commitments is remote.
As of June 30, 2018, minimum future inventory purchase commitments were as follows:

Fiscal Year	Inventory Purchase Obligations (1) (in millions)
2018	$267
2019	232
2020	128
2021	49
2022	45
Thereafter	34
$755
(1)    Certain purchase obligations are determined based on a contractual percentage of forecasted volumes.
As of September 30, 2017, minimum future inventory purchase commitments were as follows:

Fiscal Year	Inventory Purchase Obligations (1) (in millions)
2018	$768
2019	101
2020	60
2021	—
2022	—
$929
(1)    Certain purchase obligations are determined based on a contractual percentage of forecasted volumes.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

6.	Fixed Assets
Fixed assets consisted of the following as of:

	Successor
(in millions)	June 30, 2018	September 30, 2017	September 24, 2016
	(Unaudited)
Production equipment	$443	$438	$426
Computer equipment and software	171	167	129
Land, building and building improvements	245	225	260
Leasehold improvements	60	60	66
Assets acquired under capital leases	30	30	32
Other	60	54	48
Construction-in-progress	93	43	70
Total fixed assets	$1,102	$1,017	$1,031
Accumulated depreciation	(320)	(217)	(70)
	$782	$800	$961
Assets acquired under capital leases, (included in the above table) net of accumulated amortization were $24 million, $26 million and $30 million at June 30, 2018, September 30, 2017 and September 24, 2016, respectively.
Included within the Other category in the table above are Coffee Service Equipment, Vehicles and Furniture and Fixtures.
Total depreciation and amortization expense relating to all fixed assets was $142 million and $70 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $103 million and $218 million for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively. Total depreciation and amortization expense relating to all fixed assets was $99 million and $106 million for the interim successor periods ended June 30, 2018 and June 24, 2017, respectively.
Assets classified as construction-in-progress are not depreciated, as they are not ready for productive use.
For the successor periods ended September 30, 2017 and September 24, 2016, $1 million and $2 million, respectively, of interest expense was capitalized, along with $6 million and $22 million for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively. For the interim successor periods ended June 30, 2018 and June 24, 2017, capitalized interest was not material.

7.	Goodwill and Intangible Assets
The following represented the change in the carrying amount of goodwill for the successor period:

(in millions)	Total
Balance as of March 3, 2016	$9,991
Foreign currency effect	21
Balance as of September 24, 2016	10,012
Measurement period adjustment	(45)
Disposals - Kold sale	(203)
Foreign currency effect	64
Balance as of September 30, 2017	9,828
Foreign currency effect (Unaudited)	(61)
Balance as of June 30, 2018 (Unaudited)	$9,767

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Indefinite-lived intangible assets consisted of the following as of:

	Successor
(in millions)	June 30, 2018	September 30, 2017	September 24, 2016
	(Unaudited)
Trade names	$2,479	$2,479	$2,479
Maple conducted its most recent annual impairment test of goodwill and indefinite-lived intangible assets as of July 1, 2017. For the goodwill impairment test, Maple applied the guidance in ASU 2017-04 (see Note 2, Significant Accounting Policies). The Company estimated the fair value of its reporting units based on the income approach, using the discounted cash flow method, with consideration given to the market approach, using both the guideline company method and comparable transaction method. A number of significant assumptions and estimates are involved in the application of the discounted cash flow method, including discount rate, sales volume and prices, costs to produce and working capital changes. The market approach uses observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available). For the indefinite-lived intangible assets impairment test, the fair value of the trade name was estimated using the Relief-from-Royalty Method. This method estimates the savings in royalties Maple would otherwise have had to pay if it did not own the trade name and had to license the trade name from a third-party with rights of use substantially equivalent to ownership. The fair value of the trade name is the present value of the future estimated after-tax royalty payments avoided by ownership, discounted at an appropriate, risk-adjusted rate of return. There was no impairment of goodwill or indefinite-lived intangible assets in the predecessor or successor periods.
Intangible Assets Subject to Amortization
Definite-lived intangible assets consisted of the following as of:

		Successor
		June 30, 2018			September 30, 2017			September 24, 2016
		(Unaudited)
(in millions)	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired technology	16	$1,146	$(145)	$1,001	$1,146	$(91)	$1,055	$1,246	$(35)	$1,211
Customer relationships	2-11	241	(50)	191	247	(35)	212	244	(12)	232
Trade names	9	127	(32)	95	129	(20)	109	127	(7)	120
Favorable leases	10	8	(2)	6	8	(1)	7	7	—	7
Brewer Development	3	12	(1)	11	—	—	—	—	—	—
Total		$1,534	$(230)	$1,304	$1,530	$(147)	$1,383	$1,624	$(54)	$1,570
Definite-lived intangible assets are amortized on a straight-line basis over the period of expected economic benefit. Total amortization expense was $96 million and $55 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $21 million and $48 million for the predecessor periods ended March 2, 2016 and September 26, 2015. Total amortization expense was $87 million and $73 million for the interim successor periods ended June 30, 2018 and June 24, 2017, respectively. The amortization expense is included in Selling, general and administrative expenses in the Consolidated Statements of Income, with the exception of Brewer Development amortization, which is included in cost of goods sold.
The weighted average remaining life for definite-lived intangibles at September 30, 2017 is 12.87 years.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

The estimated aggregate amortization expense over each of the next five years and thereafter, is as follows:

Fiscal Year	(in millions)
2018	$129
2019	127
2020	127
2021	127
2022	128
Thereafter	745
Total	$1,383

8.	Equity Investments
On March 3, 2017, the Maple Company formed a joint venture with Anheuser-Busch InBev (“ABI”) that will focus on developing and launching an in-home alcohol drink system. Under the terms of the transaction agreement, the Maple Company contributed its existing Kold assets and liabilities along with all outstanding shares of MDS Holdings p.l.c. (Bevyz) with a net book value of $357 million to Bedford Systems, LLC in exchange for a 30% interest. ABI contributed $250 million to the investment which was immediately distributed to the Maple Company in exchange for a 70% interest.
In addition, as the net assets contributed to the investment were determined to qualify as a business in accordance with ASC 810 Consolidations, the Maple Company recognized a gain of $5 million based on the difference between the net book value of the assets contributed, the total value of the cash consideration received and the fair value of the Maple Company’s investment. This was recorded within Other income (loss), net in the Consolidated Statements of Income.
The Maple Company’s carrying value of its equity method investments as of June 30, 2018 and September 30, 2017 was $110 million and $101 million, respectively.

9.	Product Warranties
The Maple Company offers a one-year warranty on all Keurig® brewing systems it sells. The Maple Company provides for the estimated cost of product warranties, primarily using historical information and current repair or replacement costs, at the time product revenue is recognized.
Product warranties are included in Accrued expenses in the accompanying Consolidated Balance Sheets. The carrying amount is $8 million, $10 million and $16 million as of June 30, 2018, September 30, 2017 and September 24, 2016, respectively.
For the successor periods ended September 30, 2017 and September 24, 2016 the Maple Company recovered $1 million and $1 million, respectively, and $1 million and $1 million for the predecessor periods ended March 2, 2016 and September 26, 2015, respectively as reimbursement from suppliers related to warranty issues.

10.	Long-Term Debt
On March 3, 2016, Keurig entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (the “Administrative Agent”), and the lenders party thereto from time to time (the “Credit Agreement”).
Under the Credit Agreement, inclusive of the incremental amendments noted below Keurig maintains secured credit facilities consisting of (i) a $700 million revolving credit facility (the “Revolving Facility”), and (ii) a Term A loan facility in the original principal amount of $4.275 billion (the “Term A Facility”). The Term B loan facility, originally consisting of a U.S. dollar denominated tranche of $1.875 billion and an euro denominated tranche in the principal amount of €842 million was extinguished on March 13, 2017. The initial proceeds of the Term A Facility and Term B Facility were used by the Maple Company for several purposes, including refinancing all outstanding indebtedness of Keurig under the Keurig's former Credit Agreement, dated June 29, 2015, with Bank of America, N.A, as administrative agent, funding a portion of the consideration for the acquisition and paying fees, costs, and expenses related to the transactions in the Keurig Acquisition, including the equity contributions.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Maple also has outstanding term loans with two related-parties, Maple Holdings B.V. and Mondelēz, with a combined principal balance of $1.8 billion which bear an interest rate of 5.5% and mature in 2023. Maple paid interest of $125 million and $35 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, due on term loans from Maple B.V. and Mondelēz International, Inc. For the interim successor period ended June 30, 2018 and the interim successor period ended June 24, 2017, Maple paid interest on these loans of $76 million and $75 million, respectively. No interest was accrued related to the loans from Maple Holding B.V. and Mondelēz International, Inc. as of June 30, 2018 or September 30, 2017, and $25 million was accrued within Other current liabilities as of September 24, 2016.
On May 25, 2018, as part of the financing in connection with the Merger Agreement (see Note 21 Subsequent Events, Maple Escrow Subsidiary Inc. ("Maple Escrow"), a wholly owned subsidiary of Maple completed an offering consisting of Senior Notes in the original principal amounts of (i) $1.75 billion due 2021 ("2021 Senior Notes"), (ii) $2 billion due 2023 ("2023 Senior Notes"), (iii) $1 billion due 2025 ("2025 Senior Notes"), (iv) $2 billion due 2028 ("2028 Senior Notes"), (v) $500 million due 2038 ("2038 Senior Notes") and (vi) $750 million due 2048 ("2048 Senior Notes"), in each case issued pursuant to a base indenture, dated May 25, 2018, between Maple Escrow and Wells Fargo Bank, N.A, as trustee (the "Trustee"), as supplemented by certain supplemental indentures with respect to the Senior Notes, each dated May 25, 2018, among Maple Escrow, Maple, as parent guarantor, and the Trustee.
Long-term debt outstanding consists of the following as of:

	Successor
(in millions)	June 30, 2018	September 30, 2017	September 24, 2016
	(Unaudited)
Revolving Facility	$—	$100	$—
Term A Facility	3,074	3,833	3,135
Term B Facility	—	—	1,771
Term B Facility EUR	—	—	943
Original issue discount	—	—	(48)
2021 Senior Notes	1,750	—	—
2023 Senior Notes	2,000	—	—
2025 Senior Notes	1,000	—	—
2028 Senior Notes	2,000	—	—
2038 Senior Notes	500	—	—
2048 Senior Notes	750	—	—
Deferred financing fees	(83)	(55)	(109)
Other	—	1	1
Total long-term debt	$10,991	$3,879	$5,693
Less current portion	(219)	(219)	(186)
Long-term portion	$10,772	$3,660	$5,507
Term Loan - Maple B.V.	1,375	1,375	1,375
Term Loan - Mondelēz	440	440	440
Total related party debt	$1,815	$1,815	$1,815
Interest Rate and Fees
Borrowings under Keurig's Term A Facility and the Revolving Facility of the original Credit Agreement (entered into on March 3, 2016) bear interest at a rate per annum equal to (i) in the case of LIBOR loans, LIBOR plus 2.25%, with stepdowns based on total net leverage levels to as low as 1.25% at total net leverage levels less than 2.50x and (ii) in the case of base rate loans, the base rate plus 1.25%, with stepdowns based on total net leverage levels to as low as 0.25% at total net leverage levels less than 2.50x. Borrowings under the Second Amendment, bear interest at a rate per annum equal to (i) in the case of LIBOR loans, LIBOR plus 2.00%, with stepdowns based on total net leverage levels to as low as 1.25% at total net leverage levels less than 3.50x and (ii) in the case of base rate loans, the base rate plus 1.00%, with stepdowns based on total net leverage levels to as low as 0.25% at total net leverage levels less than 3.50x. In addition to paying interest on the loans outstanding under the Credit Agreement, Keurig is also required to pay customary commitment and letter of credit fees.
Borrowings under Maple Escrow's Senior Notes will bear interest at (i) 3.551% on the 2021 Senior Notes, (ii) 4.057% on the 2023 Senior Notes, (iii) 4.417% on the 2025 Senior Notes, (iv) 4.597% on the 2028 Senior Notes, (v) 4.985% on the 2038 Senior Notes, and (vi) 5.085% on the 2048 Senior Notes ("Notes").

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Representations and Warranties; Certain Covenants
The Credit Agreement and Senior Notes contains customary representations and warranties, and affirmative and negative covenants. Further, the Credit Agreement contains a financial covenant, which applies solely with respect to the Revolving Facility and Term A Facility, requiring that Keurig not exceed the then applicable maximum total net leverage ratio, which is tested at the end of each calendar quarter. Maple has remained compliant with these covenants for all periods presented.
Events of Default
The Credit Agreement and Senior Notes contain customary events of default (including, among others, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain bankruptcy events, material judgments and change of control), which, subject to certain grace periods and exceptions, permit the lenders to accelerate the loans and terminate the commitments under the agreements or exercise other specified remedies upon the occurrence of such events of default.
Guarantees and Security
All obligations under the Credit Agreement are unconditionally guaranteed by Keurig and all of the Keurig's direct and indirect wholly-owned domestic subsidiaries, other than certain excluded subsidiaries (collectively, the “Guarantors”). All obligations under the Credit Agreement and the related guarantees are secured by a perfected first-priority security interest in substantially all of the tangible and intangible assets of Keurig and the Guarantors, as well as a perfected first-priority pledge of the equity interests of Keurig, all of the equity interests of the wholly-owned domestic subsidiaries of Keurig and 65% of the equity interests of the first tier foreign subsidiaries of the Guarantors, in each case, subject to customary exceptions.
At the time of issuance of the Senior Notes, Maple guaranteed, on a limited senior unsecured basis, the 1% premium payable by Maple Escrow under its special mandatory redemption obligation to redeem the Senior Notes, upon termination of the Transaction (see Note 21 Subsequent Events), at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The limited parent guarantee will be automatically and unconditionally released upon consummation of the Transaction (see Note 21 Subsequent Events). The Notes will initially be the senior secured obligations of Maple, secured by a security interest on an escrow account in which the net proceeds of the Senior Notes offering were deposited pending release and use as partial funding of the Transaction (see Note 21 Subsequent Events), and will be the unsecured and unsubordinated obligation of the parent guarantor and ranks in equal right of payment with Maple's current and future unsubordinated indebtedness. Upon consummation of the Transaction (see Note 21 Subsequent Events), Maple Escrow will merge with and into Keurig Dr Pepper Inc. ("KDP") and the Senior Notes will become the unsubordinated obligations of KDP. In addition, the limited parent guarantee of Maple will be automatically and unconditionally released and, pursuant to the terms of the Senior Notes, all of the KDP's existing subsidiaries that guarantee other indebtedness of KDP (other than Maple and its subsidiaries), subject to certain exceptions, will guarantee the Senior Notes on a senior unsecured basis.
Incremental Amendments
On March 24, 2016, Keurig, the Guarantors, the Administrative Agent and Bank of China (Luxembourg) S.A. (“Bank of China”) entered into an amendment to the Credit Agreement, whereby Bank of China provided the Keurig with a $100 million incremental Term A loan, which was structured as an increase in the aggregate principal amount of the Term A Facility, having identical terms and conditions as the existing Term A Facility. In conjunction with the amendment, Keurig notified its lenders that it would use the proceeds from the incremental Term A facility to prepay its USD Term B Facility borrowings in the principal amount of $100 million on March 24, 2016.
On March 13, 2017, Keurig, the Guarantors, the Administrative Agent and multiple banks (Citibank NA, Bank of America, NA, JPMorgan, RBC and Wells Fargo) entered into an amendment to the Credit Agreement, whereby the Term Loan B debt (both USD and EUR) was extinguished and an incremental $1.2 billion was added to the Term Loan A. The Amendment included a $200 million revolving facility. The structure of the Amendment replicates the existing Term Loan A agreement. As a result of the 2017 refinancing, Maple recognized a loss on extinguishment of debt in March 2017 of $43 million which was primarily related to deferred financing fees and original issue discount on Term Loan B. This was recorded within Other income (loss), net in the Consolidated Statements of Income.
Deferred Financing Fees
The deferred financing fees are amortized as interest expense over the life of the respective loan using the effective interest rate method.
Maple's average effective interest rate as of September 30, 2017, and September 24, 2016 was 2.68%, 3.60%, respectively, excluding amortization of deferred financing charges and the effect of interest swap agreements, which do not meet the criteria for hedge accounting.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Mandatory Prepayments
The Credit Agreement requires Keurig to pay, subject to certain exceptions, outstanding term loans with:

•
100% of net cash proceeds above $8 million of certain asset sales, subject to reinvestment rights and certain other exceptions. In accordance with this requirement if Keurig sells assets above this threshold and does not reinvest the proceeds from the sale in other assets, then Keurig could be required to make a mandatory prepayment with the cash from the asset sale.

•
75% (subject to step-downs to 50%, 25% and 0% based upon first lien net leverage ratio levels of 4.25x, 3.75x and 3.25x, respectively) of the Keurig’s annual excess cash flow. In accordance with this requirement if Keurig has excess cash flow as defined in the agreement at the end of its fiscal year, then a percentage of that excess would be required to be used for a mandatory prepayment. The required percentage is based on the Keurig's leverage ratio.

•
The Credit Agreement also requires Keurig to prepay outstanding revolving loans and cash collateralize, “backstop” or replace outstanding letters of credit if at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and outstanding letters of credit under the Credit Agreement exceed the aggregate amount of revolving commitments then in effect, in an aggregate amount equal to such excess. This condition ensures that the outstanding amount of revolving loans do not exceed Keurig's revolving loan commitment. Letters of credit are included. If the balance of the loan commitments exceeds the loan balance Keurig would be required to make a correction to this condition to ensure that the loans are equivalent to the commitments.

Voluntary Prepayments
Keurig is permitted to voluntarily prepay any outstanding loans under the Credit Agreement at any time without premium or penalty, other than (i) customary “breakage” costs with respect to LIBOR loans. As a result of these payments made during fiscal year 2017 and interim successor period ended June 30, 2018, Keurig recognized a loss on extinguishment of debt of $43 million and $6 million, respectively, within Other income (loss), net in the Consolidated Statements of Income.
Following the consummation of the Transaction, KDP may redeem any series of the Senior Notes, in whole or in part, from time to time, at the applicable redemption price set forth in the indenture governing the Senior Notes and the applicable Notes. If a change of control triggering event (as defined in the indenture) occurs, subject to certain exceptions, KDP must give holders of the Senior Notes the opportunity to sell to KDP their Senior Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest to the date of purchase.
Maturities; Amortization
Borrowings under the Term A Facility and the Revolving Facility mature in March 2021. The Term A Facility requires mandatory principal repayments of 5% per annum of the initial and subsequent Term A loan borrowings, payable in equal pro-rata quarterly installments, which results in annual repayments of $220 million.
Scheduled maturities as of September 30, 2017 and June 30, 2018 of long-term debt are as follows:

Fiscal Year	Maturities as of September 30, 2017 (in millions)
2018	$219
2019	219
2020	219
2021	3,277
2022	—
Thereafter	1,815
$5,749

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Fiscal Year	Maturities as of June 30, 2018 (Unaudited) (in millions)
2018	$54
2019	219
2020	219
2021	4,332
2022	—
2023	2,000
Thereafter	6,065
$12,889

11.	Derivative Financial Instruments
The Maple Company is exposed to certain risks relating to ongoing business operations. The primary risks that are mitigated by financial instruments are interest rate risk, commodity price risk and foreign currency exchange rate risk. The Maple Company uses interest rate and coffee swaps to mitigate interest rate and coffee price risk associated with the Maple Company’s variable-rate borrowings and coffee purchases. The Maple Company also enters into coffee futures contracts to hedge future coffee purchase commitments of green coffee with the objective of minimizing cost risk due to market fluctuations and uses foreign currency forward contracts to hedge the purchase and payment of green coffee purchase commitments denominated in non-functional currencies. Although the Maple Company does not meet the criteria for cash flow hedge accounting, the Maple Company believes that these instruments are effective in achieving its objective of providing certainty in the future price of commodities purchased for use in the Maple Company's supply chain.
As of September 24, 2016, the Maple Company had an amortizing cross currency swap with an original notional amount of €842 million. On March 9, 2017, the Maple Company voluntarily terminated the cross currency swap with the retirement of its EUR denominated debt. Therefore, in fiscal year 2017 the Maple Company recorded a realized loss of $61 million within Gain (loss) on financial instruments, net in the Consolidated Statements of Income in connection with this termination primarily attributable to the impact of exchange rates between the euro and U.S. dollar. See Note 10, Long-Term Debt for additional discussion on the retirement of euro denominated debt.
The Maple Company is exposed to interest rate risk associated with USD variable rate debt. On March 3, 2016, the Maple Company entered into $2.85 billion in interest rate swaps where the Maple Company receives a variable rate and pays a fixed rate on these swaps with years ranging from two to seven years. In fiscal years 2018-2020, $150 million of the total notional amount will mature each year, $2.1 billion in 2021 and $300 million in 2023. These swaps are not amortized. The Maple Company also occasionally enters into certain foreign currency forward contracts to hedge certain exposures that are not designated as hedging instruments for accounting purposes. At September 30, 2017, the Maple Company had open foreign currency forward contracts with a total notional amount of $458 million. In fiscal year 2018, $173 million of the total notional amount will mature, with the remaining $285 million in 2024. These contracts are recorded at fair value, with the changes in fair value recognized in the Consolidated Statements of Income.
The Maple Company is exposed to credit loss in the event of nonperformance by the counterparties to these financial instruments, however, nonperformance is not anticipated.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

The following table summarizes the fair value of the Maple Company’s derivatives included on the Consolidated Balance Sheets as of:

	Successor
(in millions)	June 30, 2018	September 30, 2017	September 24, 2016	Balance Sheets Classification
	(Unaudited)
Derivatives not designated as hedges:
Interest rate swaps	$—	$—	$(6)	Other long-term liabilities
Interest rate swaps	117	68	—	Other long-term assets
Coffee contracts	(6)	—	—	Other current liabilities
Coffee contracts	1	—	1	Other current assets
FX forward contracts	8	—	1	Other current assets
FX forward contracts	—	(6)	—	Other short-term liabilities
Cross currency swaps	—	—	(22)	Other long-term liabilities
Total	$120	$62	$(26)
Offsetting
Generally, all of the Company's derivative instruments are subject to a master netting arrangement under which either party may offset amounts if the payment amounts are for the same transaction and in the same currency. By election, parties may agree to net other transactions. In addition, the arrangements provide for the net settlement of all contracts through a single payment in a single currency in the event of default or termination of the contract. The Company's policy is to net all derivative assets and liabilities in the accompanying Consolidated Balance Sheets when allowable by US GAAP.
The Company has offset gross liabilities of $8 million and $3 million with gross assets of $3 million and $3 million related to our coffee swap positions only at June 30, 2018 and September 30, 2017, respectively.
Net gains/losses on financial instruments not designated as hedges for accounting purposes are as follows:

	Successor				Predecessor
(in millions)	October 1, 2017 to June 30, 2018	September 25, 2016 to June 24, 2017	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016	September 28, 2014 to September 26, 2015
	(Unaudited)	(Unaudited)
Net gain (loss) on cross currency swap	—	(47)	(47)	(25)	1	9
Net gain (loss) on interest rate swaps	49	64	74	(6)	—	1
Net gain (loss) on coffee futures	—	(8)	(6)	—	—	—
Net loss on coffee swaps	(6)	(4)	(1)	—	—	—
Net gain (loss) on FX forward contracts	15	—	(6)	16	—	—
Total	$58	$5	$14	$(15)	$1	$10

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

12.	Fair Value Measurements
The Maple Company measures fair value as the selling price that would be received for an asset, or paid to transfer a liability, in the principal or most advantageous market on the measurement date. The hierarchy established by the FASB prioritizes fair value measurements based on the types of inputs used in the valuation technique. The inputs are categorized into the following levels:
Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 – Inputs other than quoted prices that are observable, either directly or indirectly, which include quoted prices for similar assets or liabilities in active markets and quoted prices for identical assets or liabilities in markets that are not active.
Level 3 – Unobservable inputs not corroborated by market data, therefore requiring the entity to use the best available information, including management assumptions.
The following table summarizes the fair values and the levels used in fair value measurements for the Company's financial (liabilities) assets:

	Successor
	June 30, 2018			September 30, 2017			September 24, 2016
	(Unaudited)
	Fair Value Measurements Using			Fair Value Measurements Using			Fair Value Measurements Using
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivatives:
Interest rate swaps	$—	$117	$—	$—	$68	$—	$—	$(6)	$—
Coffee swaps	—	(6)	—
Coffee futures	—	1	—	—	—	—	—	1	—
Cross currency swap	—	—	—	—	—	—	—	(22)	—
Foreign currency forward contracts	—	8	—	—	(6)	—	—	1	—
Total	$—	$120	$—	$—	$62	$—	$—	$(26)	$—
Level 2 derivative financial instruments use inputs that are based on market data of identical (or similar) instruments, including forward prices for commodities, interest rates curves and spot prices that are in observable markets.
Derivatives
As of June 30, 2018, September 30, 2017 and September 24, 2016 the amount of loss estimated by the Maple Company due to credit risk associated with the derivatives for all significant concentrations was not material based on the factors of an industry recovery rate and a calculated probability of default.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

13.	Income Taxes
Income before income taxes and the provision for income taxes consist of the following:

	Successor		Predecessor
(in millions)	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016	September 27, 2015 to March 2, 2016	September 28, 2014 to September 26, 2015

Income before income taxes:
Domestic	$392	$73	$89	$669
Foreign	175	91	50	82
Total income before income taxes	$567	$164	$139	$751

Income tax expense:
United States federal:
Current	87	50	29	179
Deferred	17	(21)	(1)	(1)
	104	29	28	178
State and local:
Current	15	7	(7)	45
Deferred	(3)	(3)	3	(2)
	12	4	(4)	43
Total United States	116	33	24	221

Foreign:
Current	67	22	17	52
Deferred	1	—	(3)	(21)
Total foreign	68	22	14	31

Total income tax expense	$184	$55	$38	$252

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Net deferred tax liabilities consist of the following as of:

	Successor
(in millions)	September 30, 2017	September 24, 2016

Deferred tax assets:
Federal benefit of state deferred items	$91	$93
Equity method investments	75	—
Net operating loss	54	4
Tax credit carryforwards	38	5
Accrued expenses	24	33
Share-based compensation	19	2
Inventories and related reserves	4	10
Capital losses	3	—
Debt issuance costs	1	—
Property, plant and equipment	1	6
Derivative instruments	—	6
Intercompany Interest	—	7
Other	—	—
Total deferred tax assets	310	166
Valuation allowances	(44)	(2)
Total deferred tax assets, net of valuation allowances	$266	$164
Deferred tax liabilities:
Trademarks and other intangible assets	(1,593)	(1,680)
Property, plant and equipment	(121)	—
Derivative instruments	(35)	—
Prepaid expenses	(5)	(2)
Other	—	—
Total deferred tax liabilities	(1,754)	(1,682)
Net deferred tax liabilities	$(1,488)	$(1,518)

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

A reconciliation for continuing operations between the amount of reported income tax expense and the amount computed using the U.S. Federal Statutory rate of 35% as of September 30, 2017 and September 24, 2016, respectively, is as follows:

	Successor		Predecessor
	September 25, 2016 to September 30, 2017	March 3, 2016 to September 24, 2016	September 27, 2015 to March 2, 2016	September 28, 2014 to September 26, 2015
(in millions)
Tax at U.S. federal statutory rate	35.00%	35.00%	35.00%	35.00%
State taxes (net of federal)	3.66%	3.34%	3.16%	4.65%
Permanent items	(5.28)%	(6.92)%	2.68%	(2.76)%
Foreign rate difference	(1.25)%	(5.86)%	(2.96)%	(2.08)%
Tax credits	(35.18)%	(1.18)%	(3.41)%	(0.12)%
Valuation allowance for deferred tax assets	3.65%	—%	—%	—%
U.S. taxation of foreign earnings	30.00%	—%	—%	—%
Deferred rate change	(0.43)%	(3.56)%	1.14%	—%
State refund	(0.16)%	—%	(14.84)%	—%
Uncertain tax positions	2.81%	11.58%	7.41%	—%
Provincial taxes	—%	—%	—%	1.42%
Other	(0.31)%	0.93%	(0.30)%	(2.54)%
U.S. taxation of foreign earnings - (H.R. 1) Tax Reform	—%	—%	—%	—%
Deferred rate change - (H.R. 1) Tax Reform	—%	—%	—%	—%
Tax at effective rates	32.51%	33.33%	27.88%	33.57%
The Maple Company's effective income tax rates were (88.26)% and 34.25% for the nine months ended June 30, 2018 and June 24, 2017, respectively. The effective income tax rate is based upon estimated income before income taxes for the year, by jurisdiction, and estimated permanent tax adjustments. For the nine months ended June 30, 2018, the tax provision included net discrete tax benefit of $482 million, of which $490 million comprised the impact of the enactment of H.R. 1 (the "Act"), commonly referred to as the Tax Cuts and Jobs Act of 2017.
The Maple Company recognizes deferred tax assets to the extent that the Maple Company believes these assets are more likely than not to be realized. In making such a determination, the Maple Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Maple Company has remeasured its deferred taxes at a blended rate of 24.51% for temporary differences that will reverse during the first tax reporting period ending September 28, 2018 following enactment and remeasured the remaining deferred at the 21% long term rate.
As of June 30, 2018, the Maple Company has a U.S. tax credit carryforward of $33 million that will expire in fiscal year 2028, against which the Company has provided a valuation allowance of $15 million. As of June 30, 2018, September 30, 2017 and September 24, 2016, the Maple Company has loss carryforwards, a portion with no expiration dates, in various non-U.S. jurisdictions and a portion that will expire in fiscal year 2034, with tax benefits totaling $56 million, $53 million and $3 million, respectively. The majority of the non-U.S. loss carryforwards represent local country net operating losses. Based upon earnings history and future plans, the Maple Company has concluded it is more likely than not that a portion of these foreign loss carryforwards will not be realized. As of June 30, 2018, September 30, 2017 and September 24, 2016, the Maple Company has provided valuation allowances of $29 million, $29 million and $2 million, respectively, against certain of these carryforwards.
The Tax Cuts and Jobs Act was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. At June 30, 2018, the Maple Company had not completed its accounting for the tax effects of enactment of the Act; however, in certain cases, as described below, the Maple Company has made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In all cases, the Maple Company will continue to make and refine its calculations as additional analysis is completed. In addition, the Maple Company's estimates may also be affected as it gains a more thorough understanding of the tax law.
Provisional amounts
Deferred tax assets and liabilities: Maple Parent remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is either 24.51% or 21%. However, Maple Company is still analyzing certain aspects of the Tax Cuts and Jobs Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional amount recorded related to the remeasurement of our deferred tax balance was $493 million.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Foreign tax effects
One-time transition tax: The one-time transition tax is based on our total post-1986 earnings and profits (E&P) that we previously deferred from US income taxes. We recorded a provisional amount for our one-time transition tax liability for $2 million on earnings of certain foreign subsidiaries. We have not yet completed our calculation of the total post-1986 E&P for these foreign subsidiaries. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. This amount may change when we finalize the calculation of post-1986 foreign E&P previously deferred from US federal taxation and finalize the amounts held in cash or other specified assets. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. As of June 30, 2018, September 30, 2017 and September 24, 2016, the Company had $74 million (for which taxes have been provided), $47 million and $200 million, of undistributed foreign earnings, respectively.
The Maple Company is afforded, provided certain requirements are satisfied, a reduced tax rate for its Swiss procurement company under a mixed company ruling from the Swiss tax authorities and as a result has recorded a reduction in tax liability of $4 million and $2 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, $1 million for the predecessor period ended March 2, 2016. The reduced rates from the ruling are effective through December 31, 2018.
The Maple Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The total amounts of unrecognized tax benefits as of June 30, 2018, September 30, 2017 and September 24, 2016 were $29 million, $33 million, and $21 million, respectively. The amounts of unrecognized tax benefits that would impact the effective tax rate if resolved in favor of the Company are $29 million, $33 million, and $21 million at June 30, 2018, September 30, 2017 and September 24, 2016, respectively. As a result of acquisitions in prior years, the Company is indemnified for $7 million of the total reserve balance, with a total indemnification pool of $7 million. If these unrecognized tax benefits are resolved in favor of the Maple Company, the associated indemnification receivable, recorded in other long-term assets on the Consolidated Balance Sheets, would be reduced accordingly.
As of June 30, 2018, September 30, 2017, and September 24, 2016, accrued interest of $7 million, $5 million, and $4 million, respectively, and no accrued penalties were included in the Consolidated Balance Sheets related to unrecognized tax benefits. The Maple Company recognizes interest and penalties in income tax expense. Income tax expense included $2 million, $2 million and $1 million of interest for the periods ended June 30, 2018, September 30, 2017 and September 24, 2016, respectively. No penalties were recorded in income tax expense for the periods ended June 30, 2018, September 30, 2017 and September 24, 2016.
The Maple Company released $4 million of unrecognized tax benefits during the period ended September 30, 2017 due to the expiration of the statute of limitations. There were no unrecognized tax benefits released for the period ended September 24, 2016. As of June 30, 2018 the Maple Company expects to release $1 million of unrecognized tax benefits in Fiscal Year 2018 due to the expiration of the statute of limitations.
A reconciliation of increases and decreases in unrecognized tax benefits is as follows for September 24, 2016 to June 30, 2018 (in millions):

	Successor
	June 30, 2018	September 30, 2017		September 24, 2016
(in millions)	(Unaudited)
Beginning balance of unrecognized tax benefits	$33	$21		$20
Increases related to prior period tax positions	—	18		1
Decreases related to prior period tax positions	(4)	(6)		—
Increases related to current period tax positions	—	—		—
Decreases related to current period tax positions	—	—	—	—
Increases from effects of foreign currency exchange rates	—	—		—
Gross tax contingencies—balance	$29	$33		$21
The Maple Company intends to submit a mutual agreement procedure (“MAP”) request to the Canada-U.S. competent authorities for the 2012 and 2013 fiscal years. The Maple Company is currently under examination, or may be subject to examination, by various jurisdictions inside and outside the U.S. as well as U.S. states for fiscal years 2010 through 2016. The Maple Company believes it has appropriately provided for all tax contingencies.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

14.	Stockholders' Equity
As of the merger date of July 9, 2018, Class A and Class B common stock held at Maple will convert into DPSG shares in accordance with the Merger Agreement (see Note 21 Subsequent events).
Common Stock
Successor
Maple has Class A and Class B common stock. Class A represents the ownership interest held by JAB. Class B represents the ownership interest held by Mondelēz. Class A and Class B shareholders have entered into a Maple Shareholders' Agreement. Under the Maple Shareholders' Agreement, JAB is entitled to seven board seats, Mondelēz is entitled to two board seats, and the Maple CEO is entitled to one seat. In addition, the Maple board may nominate an independent industry expert as an additional director for a total of 11 members. The Maple board will each have one vote except that one of Mondelēz's two directors will be entitled to two votes. Mondelēz has certain minority protection rights, including veto rights over specified decisions relating to the combined business. JAB and Mondelēz have agreed not to transfer their shares in Maple before July 2018. Thereafter, either party may initiate a public offering process for its shares, subject, in the case of a proposed transfer by Mondelēz, to a right of first offer in favor of JAB. Subject to certain exceptions, each of the parties to the Maple Shareholders' Agreement has agreed not to compete with the business of Maple for the duration of the Maple Shareholders' Agreement and for two years after such party ceases to be a party to the agreement.
Common Stock Dividends
Successor
Maple declared and paid dividends of $35 million, $55 million and $10 million to its shareholders in the successor periods ended June 30, 2018, September 30, 2017 and September 24, 2016, respectively, which includes dividends paid to Employee Redeemable Non-Controlling Interest ("NCI") shareholders.
Predecessor
During the first quarter of fiscal 2016, Keurig declared a quarterly dividend of $0.325 per common share, or $49 million in the aggregate, paid on February 16, 2016 to stockholders of record on January 15, 2016. In the predecessor period Keurig paid aggregate dividends of approximately $93 million.
Stock Repurchase Program
Predecessor
On July 31, 2015, the Keurig Board of Directors authorized the repurchase of up to an additional $1 billion of Keurig’s outstanding common stock over the following two years, at such times and prices as determined by Keurig’s management (the “July 2015 repurchase authorization”). At various times beginning in fiscal 2012, and including the July 2015 repurchase authorization, Keurig’s Board of Directors authorized Keurig to repurchase a total of $3.5 billion of Keurig’s common stock.
Prior to the Keurig Acquisition in March 2016, Keurig repurchased 4,364,186 shares on the open market for approximately $235 million.
Accumulated Other Comprehensive Income (Loss)
The following tables provide the changes in the components of accumulated other comprehensive income (loss), net of tax:
Successor

(in millions)	Accumulated Other Comprehensive Income (Loss)
Balance at March 3, 2016	$—
Foreign currency exchange impact	26
Balance at September 24, 2016	$26
Foreign currency exchange impact	80
Balance at September 30, 2017	$106
Foreign currency exchange impact (Unaudited)	(47)
Balance at June 30, 2018 (Unaudited)	$59

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Predecessor

(in millions)	Cash Flow Hedges	Translation	Accumulated Other Comprehensive Income (Loss)
Balance at September 27, 2014	9	(63)	(54)
Other comprehensive loss during the period	(8)	(137)	(145)
Foreign currency exchange impact on cash flow hedges	—	—	—
Balance at September 26, 2015	1	(200)	(199)
Other comprehensive loss during the period	—	—	—
Foreign currency exchange impact	—	(9)	(9)
Balance at March 2, 2016	1	(209)	(208)

15.	Employee Redeemable Non-Controlling Interest and Mezzanine Equity Awards
As of the merger date of July 9, 2018, outstanding shares held at Maple will convert into DPSG shares in accordance with the Merger Agreement (see Note 21 Subsequent events). As such, redeemable non-controlling interest at Maple will be eliminated.
In August 2016, Keurig introduced the Executive Ownership Plan (“EOP”), under which certain employees can invest in shares of Keurig’s immediate parent, Maple Parent Corporation, a wholly owned subsidiary of Maple. The EOP also provides the non-controlling interest shareholders with the right to put their shares back to the Company at fair value during certain periods. Since redemption of these shares is subject to certain conditions at the option of the holder, the fair value of the redeemable non-controlling interest and equity awards are classified within the “mezzanine equity” section of the Consolidated Balance Sheets. The employee non-controlling interest represents the redemption value of shares purchased with cash. The mezzanine equity awards (recorded at fair value) include shares purchased with loans and the portion of restricted stock units for which compensation expense has been recognized. These put rights terminate upon an initial public offering or merger into a public company, when employees would then be able to sell shares on the open market.
Shares financed through loans are treated as options, and accordingly neither the shares nor the notes are recorded on the Consolidated Balance Sheets. The fair value of the options are recorded in mezzanine equity awards.
A summary of the activity under the EOP, is presented below:

	Successor
(in millions)	October 1, 2017 to June 30, 2018	September 25, 2016 to September 30, 2017	December 4, 2015 to September 24, 2016
	(Unaudited)
Balance, beginning of period	$219	$66	$—
Net income attributable to noncontrolling interests	10	5	—
Stock based compensation	35	58	6
Proceeds from (cash distributions to) redeemable NCI shareholders	12	5	60
Adjustment of non-controlling interests to fair value	43	86	—
Dividends paid to NCI shareholders, currency translation adjustment, and other	(1)	(1)	—
Ending balance	$318	$219	$66

16.	Employee Compensation Plans
As of the merger date of July 9, 2018, outstanding shares held at Maple will convert into KDP shares in accordance with the Merger Agreement (see Note 21 Subsequent events). As such, as of the merger date the Executive Ownership Plan and the Long Term Inventive Plan at Maple will be amended from what is presented below.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Predecessor
Equity-Based Incentive Plans
On March 6, 2014, Keurig registered shares of common stock pursuant to the 2014 Omnibus Plan (the "2014 Plan"), which replaced the 2006 Incentive Plan (the "2006 Plan") and increased the total shares of common stock authorized for issuance to 8 million (the "Fungible Pool Limit"). Both plans provided for the issuance of several types of share-based incentive compensation including stock options, stock appreciation rights, restricted stock, restricted stock units and performance stock units. Stock options and stock appreciation rights were counted against the Fungible Pool Limit as 1.0 Fungible Pool Unit. Both the 2014 Plan and 2006 Plan required the exercise price for all awards requiring exercise to be no less than 100% of fair market value per share of common stock on the date of grant, with certain provisions which increase the option exercise price of an incentive stock option to 110% of the fair market value of the common stock if the grantee owns in excess of 10% of Keurig’s common stock at the date of grant.
Options under the 2006 Plan and 2014 Plan became exercisable over periods determined by the Keurig Board of Directors, generally in the range of three to four years.
Option activity is summarized as follows:

	Number of Shares	Weighted Average Exercise Price (per share)
Outstanding at September 27, 2014	3,436,727	$25.24
Granted	201,798	$137.31
Exercised	(1,520,757)	$10.89
Forfeited/expired	(77,799)	$80.75
Outstanding at September 26, 2015	2,039,969	$44.91
Granted	666,763	$52.98
Exercised	(505,339)	$23.50
Forfeited/expired(1)	(31,655)	$69.86
Outstanding at March 2, 2016	2,169,738	$52.01
Exercisable at March 2, 2016	1,062,377	$39.97

(1)
At the time of Keurig Acquisition 204,510 shares were not exercised due to the grants being "out of the money". These shares were forfeited at the effective time of the Keurig Acquisition and therefore are not included in the table above.

All outstanding options of Keurig became fully vested in connection with the Keurig Acquisition and settled for cash as part of the acquisition consideration.
The following table summarizes information about stock options that had vested at September 26, 2015:

Number of options outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price
2,036,855	5.5	$44.83
The following table summarizes information about stock options that had vested at March 2, 2016:

Number of options outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price
2,158,996	6.9	$51.97
The following table summarizes information about stock options exercisable at September 26, 2015:

Number of options exercisable	Weighted average remaining contractual life (in years)	Weighted average exercise price
1,413,283	4.4	$28.82

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

The following table summarizes information about stock options exercisable at March 2, 2016:

Number of options exercisable	Weighted average remaining contractual life (in years)	Weighted average exercise price
1,062,377	4.8	$39.97
Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on Keurig’s historical employee turnover experience and future expectations.
Keurig used a blend of recent and historical volatility to estimate expected volatility at the measurement date. The expected life of options is estimated based on options vesting periods, contractual lives and an analysis of Keurig’s historical experience.
The intrinsic value of options exercised during the predecessor periods ended March 2, 2016 and September 26, 2015, were approximately $31 million and $107 million, respectively. Keurig’s policy during the predecessor periods was to issue new shares upon exercise of stock options.
The grant-date fair value of employee share options and similar instruments is estimated using the Black-Scholes option-pricing model with the following assumptions for grants issued during the predecessor periods ended March 2, 2016 and September 26, 2015.

	March 2, 2016	September 26, 2015
Average expected life	5.5 years	5.5 years
Average volatility	60%	57%
Dividend yield	2.45%	0.84%
Risk-free interest rate	1.68%	1.61%
Weighted average grant date fair value	$23.50	$66.19
Restricted Stock Units and Other Awards
Keurig awarded RSUs, and PSUs to eligible employees (each, a "Grantee") which entitle the Grantee to receive shares of Keurig's common stock. RSUs and PSUs are awards denominated in units that are settled in shares of Keurig's common stock upon vesting. The fair value of RSUs, and PSUs was based on the closing price of Keurig’s common stock on the grant date. Compensation expense for RSUs was recognized ratably over a Grantee's service period. Compensation expense for PSUs was also recognized over a Grantee's service period, but only if and when Keurig concluded that it was probable (more than likely) the performance condition(s) will be achieved. The assessment of probability of achievement was performed each quarter based on the relevant facts and circumstances at that time, and if the estimated grant-date fair value changes as a result of that assessment, the cumulative effect of the change on current and prior periods is recognized in the period of change. In addition, Keurig previously awarded deferred cash awards ("DCAs") to Grantees which entitle a Grantee to receive cash paid over time upon vesting. The vesting of DCAs was conditioned on a Grantee's continuing employment. These awards vested over periods determined by the Keurig Board of Directors, generally in the range of three to four years for RSUs, and DCAs, and three years for PSUs.
The following table summarizes the number and weighted average grant-date fair value of nonvested RSUs:

	Share Units	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contractual Life (in Years)
Nonvested, September 27, 2014	409,173	$86.50	3.26
Granted	154,064	116.80
Vested	(128,465)	65.96
Forfeited	(20,359)	114.12
Nonvested, September 26, 2015	414,413	$102.78	2.23
Granted	317,126	55.90
Vested	(108,237)	74.92
Forfeited	(16,468)	92.44
Nonvested, March 2, 2016	606,834	$83.53	2.34
As of March 2, 2016, total RSUs expected to vest totaled 599,213 million shares with an intrinsic value of $55 million.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

All of the RSU's of Keurig became fully vested in connection with the acquisition and were settled for cash as part of the acquisition consideration.
The total intrinsic value of RSUs converted to shares of common stock during the predecessor periods ended March 2, 2016 and September 26, 2015 were $6 million and $16 million, respectively.
The following table summarizes the number and weighted average grant-date fair value of unvested PSUs based on the target award amounts in the PSU agreements as of September 26, 2015:

	Share Units	Weighted Average Grant-Date Fair Value
Outstanding on September 27, 2014	195,782	$67.38
Granted	45,216	138.08
Converted	(75,421)	41.52
Forfeited	(5,451)	124.73
Actual performance change(1)	(52,528)	91.59
Outstanding on September 26, 2015(2)	107,598	$78.43

(1)	Reflects the net number of PSUs above and below target levels based on actual performance measured at the end of the performance period

(2)
The outstanding PSUs, for which the performance period has not ended as of September 26, 2015, at the threshold award and maximum award levels, were 65,392 and 149,804, respectively. Does not include shares underlying the performance stock units granted in fiscal 2014 as the performance period has concluded and the threshold performance criteria was not achieved.

The following table summarizes the number and weighted average grant-date fair value of unvested PSUs based on the target award amounts in the PSU agreements as of March 2, 2016:

	Share Units	Weighted Average Grant-Date Fair Value
Outstanding on September 26, 2015	107,598	$78.43
Granted	55,873	$88.78
Converted	(65,392)	$39.98
Forfeited	(1,219)	$139.01
Outstanding on March 2, 2016(1)	96,860	$110.09

(1)	All of the PSUs became fully vested at target in connection with the acquisition and were settled for cash as part of the acquisition consideration.
Employee Stock Purchase Plan
On March 6, 2014, Keurig registered shares pursuant to the 2014 Amended and Restated Employee Stock Purchase Plan ("2014 ESPP") which replaced the Amended and Restated Employee Stock Purchase Plan ("2008 ESPP"). Under these plans eligible employees could purchase shares of Keurig’s common stock, subject to certain limitations, at the lesser of 85 percent of the beginning or ending withholding period fair market value as defined in the plan. There were two six-month withholding periods in each fiscal year. In connection with the Keurig Acquisition the 2014 ESPP was terminated.
The grant-date fair value of employees’ purchase rights granted during the predecessor periods ended March 2, 2016 and September 26, 2015, under Keurig’s ESPP was estimated using the Black-Scholes option-pricing model with the following assumptions:

	March 2, 2016	September 26, 2015
Average expected life	6 months	6 months
Average volatility	57%	35%
Dividend yield	2.20%	1.55%
Risk-free interest rate	0.10%	0.10%
Weighted average grant date fair value	$16.27	$20.28

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Stock-Based Compensation Expense
Stock-based compensation expense recognized in the Consolidated Statements of Income in the predecessor periods ended March 2, 2016 and September 26, 2015:

(in millions)	March 2, 2016	September 26, 2015
Options	$77	$13
RSUs/PSUs/RSAs	61	15
Equity stock plan	2	4
Total stock-based compensation expense recognized in the Consolidated Statements of Income	$140	$32
Total related tax benefit	$55	$12
As a result of the Keurig Acquisition the vesting of each Keurig in-the-money option, RSU, PSU, and deferred cash award that was outstanding immediately prior to the acquisition was fully accelerated. As of the effective date of the acquisition, each share issued under the 2014 Plan, 2014 ESPP Plan, 2008 ESPP Plan and 2006 Plan, was terminated, and each holder was then entitled to receive an amount in cash equal to $92.00, with option holders receiving this amount less the applicable exercise price. Keurig recognized $125 million in share based compensation expense as a result of the accelerated vesting and plan terminations, which is included in the $140 million stock-based compensation expense.
Successor
In September 2016, Maple Subsidiary, the direct parent of Keurig and a subsidiary of Maple introduced a new employee compensation program. The program is comprised of an Executive Ownership Plan ("EOP") which allows certain designated employees the right to acquire an ownership interest in Maple Subsidiary; and a Long Term Incentive Plan (“LTIP”) under which certain designated employees may be granted awards in the form of restricted stock units in Maple Subsidiary. RSUs are awards denominated in units that are settled in shares of Maple Subsidiary upon vesting. In general, RSUs vest based on a Grantee's continuing employment. The fair value of these awards is based on the most recent valuation of Maple Subsidiary at the time of grant. Compensation expense is recognized ratably over a Grantee's service period. These awards generally fully vest on the four year six-month anniversary of the date of grant.
Matching Awards
Eligible employees who made a pre-established minimum investment in Maple subsidiary under the EOP are eligible to receive a matching award grant of RSUs which vest in a similar manner to the RSU awards granted under the LTIP. These matching awards are valued and expensed in the same manner as other RSU grants.
The following table summarizes the number and weighted average grant-date fair value of nonvested RSU's:

	Share Units	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contractual Life (in Years)
Nonvested, March 3, 2016	—	$—	—
Granted	167,118	1,000	4.5
Nonvested, September 24, 2016	167,118	$1,000	4.5
Granted	17,877	1,812
Vested	(1,000)	1,000
Forfeited	(17,567)	1,052
Nonvested, September 30, 2017	166,428	$1,082	3.6
Granted	—	—
Vested	(1)	1,000
Forfeited	(6,070)	1,958
Nonvested, June 30, 2018 (Unaudited)	160,357	$1,080	2.8

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Loans to Employees
Eligible employees were provided the option to finance a portion of their investment under the EOP with a loan from Maple Subsidiary. All loans outstanding as of September 30, 2017 are limited recourse loans which may be pre-paid by participants at any time. In consideration of these terms the Maple Company treats these financed shares in Maple Subsidiary as a similar instrument to a share option and records stock based compensation based upon the fair value at each balance sheet date using the Black-Scholes option-pricing model with the following assumptions for purchased shares in Maple Subsidiary. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Expected volatility is based on a peer group analysis utilizing implied volatilities from traded options and historical volatilities of stock prices, and other factors. The dividend yield assumption is based on the Maple Company's anticipated cash dividend payouts. If redeemed, total outstanding shares financed through non-recourse loans would result in a cash obligation, net of outstanding balances on the non-recourse loans, to Keurig of $14 million, $21 million and $0 as of June 30, 2018, September 30, 2017 and September 24, 2016, respectively.
Stock-Based Compensation Expense
Stock-based compensation expense recognized in the Consolidated Statements of Income in the successor periods ended June 30, 2018, June 24, 2017, September 30, 2017, and September 24, 2016 :

	Successor
	June 30, 2018	June 24, 2017	September 30, 2017	September 24, 2016
(in millions)	(Unaudited)	(Unaudited)
RSUs	$29	$30	$41	$1
Purchased Shares with loans	6	12	17	5
Total stock-based compensation expense recognized in the Consolidated Statements of Income	$35	$42	$58	$6
Total related tax benefit	$9	$12	$16	$—
As of September 30, 2017, total unrecognized compensation cost related to all non-vested stock-based compensation arrangements was approximately $141 million. This unrecognized cost is expected to be recognized over a weighted-average period of approximately 3.5 years.

17.	Employee Retirement Plans
Defined Contribution Plans
The Maple Company has a defined contribution plan which meets the requirements of section 401(k) of the Code. All full-time U.S. employees of Keurig who are at least 18 years of age and have completed one month of service, and U.S. employees of Keurig who are not full-time employees but are at least 18 years of age and have completed one year of service, are eligible to participate in the plan. The plan allows employees to defer a portion of their salary on a pre-tax basis and Keurig matches 100% on the first 1% of eligible compensation, and then 60% on up to the next 5% of eligible compensation, capped at the Internal Revenue Service limits. The Maple Company contributions to the plan were $11 million and $6 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $4 million and $11 million for the predecessor periods ended March 2, 2016 and September 26, 2015.
The Maple Company also has several Canadian Group Registered Retirement Savings Plans (“GRRSP”) and a Deferred Profit Sharing Plan (“DPSP”). Under these plans, employees can contribute a certain percentage of their salary and the Maple Company can also make annual contributions to the plans. The Maple Company contributions to the Canadian plans were $1 million for the successor period ended September 30, 2017. There were no Maple Company contributions to the Canadian plans for the successor period ended September 24, 2016. Contributions to the plan were $1 million and $1 million for the predecessor periods ended March 2, 2016 and September 26, 2015.
Defined Benefit Plans
The Maple Company has a supplementary defined benefit retirement plan and a supplementary employee retirement plan (collectively the "Plans") for certain management employees in Canada. The cost of the Plans is calculated according to actuarial methods that encompass management’s best estimate regarding the future evolution of salary levels, the age of retirement of salaried employees and other actuarial factors. These Plans are not funded and there are no plan assets. Future benefits will be paid from the funds of the Maple Company.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

At September 30, 2017 and September 24, 2016, the projected benefit obligation was $1 million and $1 million, respectively. These amounts are classified in Other long-term liabilities. The Maple Company had no net periodic pension benefit/(expense) for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and for the predecessor periods ended March 2, 2016 and September 26, 2015.

18.	Deferred Compensation
Predecessor
The Amended and Restated 2002 Deferred Compensation Plan, adopted October 1, 2015 (the "2002 Deferred Compensation Plan"), permitted certain highly compensated officers and employees of Keurig and non-employee directors to defer eligible compensation payable for services rendered to the Company. Participants could elect to receive deferred compensation in the form of cash payments or shares of Keurig common stock on the date or dates selected by the participant or on such other date or dates specified in the 2002 Deferred Compensation Plan. The 2002 Deferred Compensation Plan was in effect for compensation earned on or after September 29, 2002. The administrator of the plan did not designate any officers or employees as eligible participants. During the predecessor period between September 27, 2015 and March 2, 2016, rights to acquire 2,337 shares of Keurig common stock were granted and vested, and 14,048 rights to shares of Common Stock were exercised. During the fiscal year ended September 26, 2015, rights to acquire 4,844 shares of Keurig common stock were granted and vested, and 12,568 rights to shares of Keurig common stock were exercised.
Effective January 1, 2015 Keurig also adopted an annual deferred compensation benefit plan for Vice Presidents and above. The annual deferred compensation plan was a non-qualified deferred compensation plan which provided additional retirement benefits to select executives by providing for an annual deferred compensation benefit equal to 4% of the executive’s compensation that exceeded certain Internal Revenue Service limits applicable to the Company’s 401(k) plan. Keurig recognized no expenses for the annual non-qualified deferred compensation plan in the predecessor periods ended March 2, 2016 and September 26, 2015, respectively. These plans were terminated as part of the Keurig acquisition on March 3, 2016.

19.	Commitments and Contingencies
Lease Commitments
The Maple Company leases office and retail space, production, distribution and service facilities, and certain equipment under various non-cancellable operating leases, with terms ranging from one to twenty years. Property leases normally require payment of a minimum annual rental plus a pro-rata share of certain landlord operating expenses. Total rent expense, under all operating leases, approximated $23 million and $13 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively. For the predecessor periods ended March 2, 2016 and September 26, 2015, total rent expense under all operating leases approximated $16 million and $20 million, respectively. The Maple Company has subleases relating to certain of its operating leases. Sublease income for predecessor and successor periods was not material.
In addition, the Maple Company leases a manufacturing facility which is accounted for as a capital lease. The initial term of the lease is fifteen years with six additional renewal terms of five years each at the Maple Company's option. The lease requires payment of a minimum annual rental and the Maple Company is responsible for property taxes, insurance and operating expenses.
In June 2012, Keurig entered into an arrangement to lease approximately 425,000 square feet located in Burlington, Massachusetts.
Due to the Maple Company's involvement in the Burlington, Massachusetts construction project, including its obligations to fund certain costs of construction exceeding amounts incurred by the lessor, the Maple Company was deemed to be the owner of the project, which includes a pre-existing structure on the site, even though the Maple Company is not the legal owner. Accordingly, total project costs incurred during construction were capitalized along with a corresponding financing obligation for the project costs that were incurred by the lessor. In addition, the Maple Company capitalized the estimated fair value of the pre-existing structure of $4 million at the date construction commenced as construction-in-progress with a corresponding financing obligation. Upon completion of the project, the Maple Company has continued involvement beyond a normal leaseback, and therefore, has not recorded a sale or derecognized the assets. As a result, the lease is accounted for as a financing transaction and the recorded asset and related financing obligation remains on the Consolidated Balance Sheets. Additionally, the Maple Company has similar arrangements related to two properties in South Burlington, Vermont and has recorded the assets and a related financing obligation in a similar manner.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

As of September 30, 2017, future minimum lease payments under financing obligations, capital lease obligations and non-cancellable operating leases as well as minimum payments to be received under non-cancellable subleases are as follows:

Fiscal Year	Capital Leases	Operating Leases	Subleases	Financing Obligations
2018	$4	$12	$—	$12
2019	4	10	(1)	11
2020	4	10	(1)	11
2021	4	9	—	11
2022	4	7	—	11
Thereafter	16	10	—	86
Total	$36	$58	$(2)	$142
Less: amount representing interest	(12)			(46)
Present value of future minimum lease payments	$24			$96
The financing obligations in the table above primarily represent the portion of the future minimum lease payments which have been allocated to the facilities in Burlington, Massachusetts and will be recognized as reductions to the financing obligation and as interest expense.
Legal Proceedings
Litigation Relating to Merger of Maple and DPSG
On March 28, 2018, two purported stockholders of Dr Pepper Snapple Group, Inc. ("DPSG") filed a complaint in the Delaware Court of Chancery (the "Court") captioned City of North Miami Beach General Retirement Plan v. Dr Pepper Snapple Group, Inc. et al. , C.A. No. 2018-0227-AGB (the "Delaware Court Lawsuit"). The complaint follows the announcement of the Agreement and Plan of Merger by and Among Maple Parent Holdings Corp., DPSG, and Salt Merger Sub, Inc. dated as of January 29, 2018, and DPSG's filing of its Preliminary Proxy Statement on Schedule 14A with the United States Securities and Exchange Commission about that agreement and the transaction whereby Salt Merger Sub, Inc. merged with and into Maple, which then become a wholly owned subsidiary of DPSG. DPSG stockholders continued to be DPSG stockholders and received from DPSG a special dividend of $103.75 per share.The complaint alleges that DPSG stockholders are entitled to appraisal rights in connection with the transaction, and the right to appraisal should have been disclosed to DPSG stockholders in the Preliminary Proxy Statement. The Company's indirect parent, Maple Parent, is named as a defendant in the complaint, along with DPSG, the individual members of the DPSG board of directors and Salt Merger Sub, Inc., which is a wholly owned subsidiary of DPSG. The Company is not named as a defendant.
On April 11, 2018, the Court entered a scheduling order providing for expedited briefing and a hearing on the question of whether DPSG stockholders are entitled to appraisal. The hearing was held on May 25, 2018. On June 1, 2018, the Court issued an opinion in favor of the defendants holding that DPSG stockholders do not have appraisal rights, and that the disclosures in the Preliminary Proxy Statement with respect to the lack of appraisal rights were correct. The plaintiffs in the Delaware Court Lawsuit have not appealed the Delaware Court Decision to the Delaware Supreme Court and the time to file any appeal has now expired.
Litigation Relating to Concluded Merger of Keurig
From December 15, 2015 through January 19, 2016, four putative class action lawsuits were filed in the Court of Chancery of the State of Delaware against Keurig, the then-current members of the Keurig Board, Acorn, Acquisition Sub, JAB and JAB Holding, relating to the proposed acquisition of Keurig by JAB. On January 29, 2016, the actions were consolidated under the caption In re Keurig Green Mountain, Inc. Stockholders Litig., Consol. C.A. 11815-CB (Del. Ch.). The consolidated action alleged that the members of the Keurig Board of Directors breached their fiduciary duties by, among other things, (i) initiating a process to sell Keurig that undervalued it, (ii) capping the price of Keurig at an amount that did not adequately reflect its true value, (iii) failing to sufficiently inform themselves of Keurig’s value or disregarding that value, (iv) committing to the proposed transaction at the expense of any alternate potential acquirers, and (v) making false and misleading proxy disclosures. The consolidated action also alleged that Keurig, Acorn, Maple merger sub, JAB and JAB Holding aided and abetted those alleged breaches of fiduciary duties by the members of the Keurig Board of Directors. On March 11, 2016, the court entered a stipulated order dismissing the action with prejudice with respect to the named plaintiffs and without prejudice as to other members of the class, and on July 26, 2016, the court denied the plaintiffs’ application for an award of attorney’s fees and ordered the action closed for all purposes.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

On January 27, 2016, a putative class action lawsuit (Montanio v. Keurig Green Mountain, Inc., Case No. 5:16-cv-00019-gwc) was filed in the United States District Court for the District of Vermont against Keurig, the then-current members of the Keurig Board of Directors, Acorn, Maple merger sub and JAB. The complaint alleges, among other things, (i) that the defendants violated federal securities laws by disseminating a proxy statement that was allegedly false and misleading, and which allegedly failed to disclose facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) that the Keurig directors violated federal securities laws in exercising control over individuals alleged to have disseminated the proxy statement that was allegedly false and misleading. The complaint seeks, among other things, an order that the action may be maintained as a class action, certification of the plaintiff as a representative of the class and plaintiff's counsel as class counsel, a declaration that the proxy was materially false and misleading and in violation of certain federal securities laws, injunctive relief, rescissory damages in favor of the plaintiff and the class, and the fees and costs associated with the litigation. On March 29, 2016, the court appointed the plaintiff who filed the action as lead plaintiff, and in June 2016, the defendants moved to dismiss the action. On February 16, 2017 the court granted the motion and dismissed the case with prejudice.  Plaintiffs filed a motion for reconsideration, which the court denied on August 28, 2017. The time for appeal expired on September 27, 2017 with no appeal being taken.
Prop 65 Litigation
On May 9, 2011, an organization named Council for Education and Research on Toxics ("CERT") filed a lawsuit in the Superior Court of the State of California, County of Los Angeles, against the Company. The lawsuit is Council for Education and Research on Toxics v. Brad Barry LLC, et al., Case No. BC461182. CERT alleges that the Company, in addition to nearly one hundred other defendants who manufacture, package, distribute, or sell coffee, failed to warn persons in California that the Company's coffee products (the "Products") expose persons to the chemical acrylamide in violation of California's Safe Drinking Water and Toxic Enforcement Act of 1986, Health and Safety Code section 25249.5, et seq. ("Proposition 65"). CERT seeks equitable relief, including providing warnings to consumers, as well as civil penalties in the amount of the statutory maximum of two thousand five hundred dollars per day per violation of Proposition 65. CERT asserts that every consumed cup of coffee, absent a compliant warning, is equivalent to a violation under Proposition 65.
The Company, as part of a joint defense group organized to defend against the lawsuit, disputes the claims of the Plaintiff. Acrylamide is not added to coffee, but is present in all coffee in small amounts (parts per billion) as a byproduct of the coffee bean roasting process. The Company has asserted multiple affirmative defenses. Trial of the first phase of the case commenced on September 8, 2014 and was limited to three affirmative defenses shared by all defendants. On September 1, 2015, the trial court issued a final ruling adverse to defendants on all Phase 1 defenses. Trial of the second phase of the case commenced in the fall of 2017. On March 28, 2018, the trial court issued a proposed ruling adverse to defendants on the Phase 2 defense, the Company's last remaining defense to liability. The trial court issued its final Phase 2 ruling, affirming the proposed ruling, on May 7, 2018. The trial court has not yet set a date for a third phase of trial regarding remedies issues. Also on May 7, 2018, the Plaintiff filed a motion for permanent injunction to require all defendants to comply with Proposition 65’s warning requirements. The hearing on the Plaintiff’s motion is scheduled for July 31, 2018.
Potentially relevant to the lawsuit, on June 15, 2018, California’s Office of Environmental Health Hazard Assessment (“OEHHA”) published a proposal to amend Proposition 65’s implementing regulations by adding a stand-alone sentence that reads as follows: “Exposures to listed chemicals in coffee created by and inherent in the processes of roasting coffee beans or brewing coffee do not pose a significant risk of cancer.” OEHHA announced that it would accept public comments on the proposed regulation until August 30, 2018, and that it expects that the proposed regulation, if finalized, could be effective as early as January of 2019. Defendants have informed the trial court that they intend to seek a stay of the lawsuit pending resolution of OEHHA’s rulemaking.
At this stage of the proceedings, prior to a trial on remedies issues, the Company is unable to predict the potential loss or effect on the Company or its operations that could be associated with the lawsuit. The trial court has discretion to impose zero penalties against the Company or to impose significant statutory penalties. Significant labeling or warning requirements that could potentially be imposed by the trial court may increase Company costs and adversely affect sales of coffee products. As such, this case may involve substantial expense and operational disruption, which could have a material adverse impact on our financial position and our results of operations. Furthermore, a future appellate court decision could reverse the trial court rulings. We can provide no assurances as to the outcome of any litigation.
Stockholder Litigation
A consolidated putative securities fraud class action is presently pending against Keurig and two of its former officers and directors. During FY2017, the plaintiffs in one other previously-filed derivative action agreed to voluntarily dismiss their claims with prejudice on December 7, 2016.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

The pending putative securities fraud class action, captioned Louisiana Municipal Police Employees’ Retirement System (“LAMPERS”) v. Green Mountain Coffee Roasters, Inc., et al., Civ. No. 2:11-cv-00289, was filed in the United States District Court for the District of Vermont before the Honorable William K. Sessions, III. Plaintiffs’ amended complaint alleged violations of the federal securities laws in connection with the Company’s disclosures relating to its revenues and its inventory accounting practices. The amended complaint seeks compensatory damages, attorneys’ fees, costs, and such other relief as the court should deem just and proper, on behalf of a class of all purchasers of the Company’s common stock between February 2, 2011 and November 9, 2011. The initial complaint filed in the action on November 29, 2011, included counts for alleged violations of (1) Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, (the “Securities Act”) against the Company, certain of its officers and directors, and the Company’s underwriters in connection with a May 2011 secondary common stock offering; and (2) Section 10(b) of the Exchange Act and Rule 10b-5 against the Company and the officer defendants, and for violation of Section 20(a) of the Exchange Act against the officer defendants. Pursuant to the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), 15 U.S.C. § 78u-4(a)(3), plaintiffs had until January 30, 2012 to move the court to serve as lead plaintiff of the putative class. Competing applications were filed and the court appointed Louisiana Municipal Police Employees’ Retirement System, Sjunde AP-Fonden, Board of Trustees of the City of Fort Lauderdale General Employees’ Retirement System, Employees’ Retirement System of the Government of the Virgin Islands, and Public Employees’ Retirement System of Mississippi as lead plaintiffs on April 27, 2012. Pursuant to a schedule approved by the court, plaintiffs filed their amended complaint on October 22, 2012, and plaintiffs filed a corrected amended complaint on November 5, 2012. Plaintiffs’ amended complaint did not allege any claims under the Securities Act against the Company, its officers and directors, or the Company’s underwriters in connection with the May 2011 secondary common stock offering. Defendants moved to dismiss the amended complaint on March 1, 2013, and on December 20, 2013, the court issued an order dismissing the amended complaint with prejudice. On January 21, 2014, plaintiffs filed a notice of appeal of the court’s December 20, 2013 order in the United States Court of Appeals for the Second Circuit. Pursuant to a schedule entered by the appeals court, briefing on the appeal was completed on June 23, 2014. The Second Circuit heard oral argument on the appeal on December 1, 2014. On July 24, 2015, the Second Circuit issued an opinion vacating the district court’s dismissal of the amended complaint and remanding the action to the district court. On September 29, 2015, defendants answered the complaint.  On July 21, 2017, the court certified the class as requested. On March 9, 2018, the parties reached an agreement in principle to settle the case. On June 18, 2018, the parties executed a Final Stipulation and Agreement of Settlement. On June 19, 2018, plaintiffs filed an unopposed motion seeking preliminary approval of the settlement under Federal Rule of Civil Procedure 23. The settlement remains subject to review and court approval.
The putative stockholder derivative action, a consolidated action captioned In re Green Mountain Coffee Roasters, Inc. Derivative Litigation, Civ. No. 2:10-cv-00233, premised on the same allegations asserted in the now dismissed Horowitz v. Green Mountain Coffee Roasters, Inc., Civ. No. 2:10-cv-00227 securities class action complaint, the LAMPERS action described above, and the now dismissed action captioned Fifield v. Green Mountain Coffee Roasters, Inc., Civ. No. 2:12-cv-00091, was filed in the United States District Court for the District of Vermont before the Honorable William K. Sessions, III. On November 29, 2010, the federal court entered an order consolidating two actions and appointing the firms of Robbins Umeda LLP and Shuman Law Firm as co-lead plaintiffs’ counsel. On February 23, 2011, the federal court approved a stipulation filed by the parties providing for a temporary stay of that action until the court ruled on defendants’ motions to dismiss the consolidated complaint in the Horowitz putative securities fraud class action. On March 7, 2012, the federal court approved a further joint stipulation continuing the temporary stay until the court either denied a motion to dismiss the Horowitz putative securities fraud class action or the Horowitz putative securities fraud class action was dismissed with prejudice. On April 27, 2012, the federal court entered an order consolidating the stockholder derivative action captioned Himmel v. Robert P. Stiller, et al., with two additional putative derivative actions, Musa Family Revocable Trust v. Robert P. Stiller, et al., Civ. No. 2:12-cv-00029, and Laborers Local 235 Benefit Funds v. Robert P. Stiller, et al., Civ. No. 2:12-cv- 00042. On November 14, 2012, the federal court entered an order consolidating an additional stockholder derivative action, captioned Henry Cargo v. Robert P. Stiller, et al., Civ. No. 2:12-cv-00161, and granting plaintiffs leave to lift the stay for the limited purpose of filing a consolidated complaint. The consolidated complaint was asserted nominally on behalf of the Company against certain of its officers and directors. The consolidated complaint asserted claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, contribution, and indemnification and seeks compensatory damages, injunctive relief, restitution, disgorgement, attorney’s fees, costs, and such other relief as the court should deem just and proper. On May 14, 2013, the court approved a joint stipulation filed by the parties providing for a temporary stay of the proceedings until the conclusion of the appeal in the Horowitz putative securities fraud class action. On August 1, 2013, after the plaintiffs in the Horowitz putative securities fraud class action dismissed their appeal with prejudice, the parties filed a further joint stipulation continuing the temporary stay until the court either denied a motion to dismiss the LAMPERS putative securities fraud class action or the LAMPERS putative securities fraud class action was dismissed with prejudice, which the court approved on August 2, 2013. On February 24, 2014, the court approved a further joint stipulation filed by the parties continuing the temporary stay until the appeals court ruled on the pending appeal in the LAMPERS putative securities fraud class action. The Second Circuit’s July 24, 2015 decision on the LAMPERS appeal described above lifted the temporary stay. On December 7, 2016, the plaintiffs filed a stipulation voluntarily dismissing the consolidated action with prejudice.
The Maple Company and the other defendants intend to continue to vigorously defend the LAMPERS matter. Additional lawsuits may be filed and, at this time, the Maple Company is unable to predict the outcome of the pending LAMPERS lawsuit, the possible loss or range of loss, if any, associated with the resolution of that lawsuit, or any potential effect that it may have on the Maple Company or its operations.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Antitrust Litigation
On February 11, 2014, TreeHouse Foods, Inc., Bay Valley Foods, LLC, and Sturm Foods, Inc. filed suit against Green Mountain Coffee Roasters, Inc. and Keurig, Inc. in the U.S. District Court for the Southern District of New York (TreeHouse Foods, Inc. et al. v. Green Mountain Coffee Roasters, Inc. et al., No. 1:14-cv-00905-VSB). The TreeHouse complaint asserted claims under the federal antitrust laws and various state laws, contending that the Company has monopolized alleged markets for single serve coffee brewers and single serve coffee pods, including through its contracts with suppliers and distributors and in connection with the launch of the Keurig® 2.0. The TreeHouse complaint sought monetary damages, declaratory relief, injunctive relief, and attorneys’ fees.
On March 13, 2014, JBR, Inc. (d/b/a Rogers Family Company) filed suit against Keurig Green Mountain, Inc. in the U.S. District Court for the Eastern District of California (JBR, Inc. v. Keurig Green Mountain, Inc., No. 2:14-cv-00677-KJM-CKD). The claims asserted and relief sought in the JBR complaint were substantially similar to the claims asserted and relief sought in the TreeHouse complaint.
Additionally, beginning on March 10, 2014, twenty-seven putative class actions asserting similar claims and seeking similar relief were filed on behalf of purported direct and indirect purchasers of the Company's products in various federal district courts. On June 3, 2014, the Judicial Panel on Multidistrict Litigation (the “JPML”) granted a motion to transfer these various actions, including the TreeHouse and JBR actions, to a single judicial district for coordinated or consolidated pre-trial proceedings. An additional class action on behalf of indirect purchasers, originally filed in the Circuit Court of Faulkner County, Arkansas (Julie Rainwater et al. v. Keurig Green Mountain, Inc., No. 23CV-15-818), was similarly transferred on November 10, 2015. The actions are now pending before Judge Vernon S. Broderick in the Southern District of New York (In re: Keurig Green Mountain Single-Serve Coffee Antitrust Litigation, No. 1:14-md-02542-VSB) (the “Multidistrict Antitrust Litigation”).
On August 11, 2014, JBR filed a motion for a preliminary injunction, which the Company opposed. After a hearing, the district court in the Multidistrict Antitrust Litigation denied JBR's motion by order dated September 19, 2014. JBR appealed, and on October 26, 2015, the Court of Appeals affirmed the district court’s denial of JBR’s motion for a preliminary injunction.
Consolidated putative class action complaints by direct purchaser and indirect purchaser plaintiffs were filed on July 24, 2014. The Company filed motions to dismiss these complaints and the complaints in the TreeHouse and JBR actions on October 6, 2014. On November 25, 2014, all plaintiffs filed amended complaints and on February 2, 2015 the Company again moved to dismiss. On November 29, 2017, the district court denied the Company’s motions to dismiss the amended complaints in the TreeHouse, JBR, and direct purchaser actions. The district court, by the same order, partially granted the Company’s motion to dismiss the amended complaint in the indirect purchaser action and dismissed five claims seeking injunctive relief. The district court has not yet issued a decision on the remaining claims asserted in the indirect purchaser action. Discovery in the Multidistrict Antitrust Litigation has commenced.
On September 30, 2014, a statement of claim was filed against the Company and Keurig Canada Inc. in Ontario, Canada by Club Coffee L.P. ("Club Coffee"), a Canadian manufacturer of single serve beverage pods, claiming damages of CDN $600 million and asserting a breach of competition law and false and misleading statements by the Company. Following the filing by the Company and Keurig Canada of a notice of motion for a motion to strike the claims made by Club Coffee for failure to state a reasonable cause of action, on August 31, 2015 Club Coffee filed a second amended statement of claim against the Company and Keurig Canada Inc. claiming the same amount of damages as in the original statement of claim.
The Maple Company intends to vigorously defend all of the pending lawsuits. At this time, the Company is unable to predict the outcome of these lawsuits, the potential loss or range of loss, if any, associated with the resolution of these lawsuits or any potential effect they may have on the Company or its operations.
Employment Class Action
A putative employment class action, captioned Alvaro Sanchez v. Keurig Green Mountain, Inc. and Docs 1 - 100, was filed against Keurig in the Superior Court of California County of Monterey on July 14, 2015. The complaint alleges that the Company failed to pay proper wages and provide certain breaks to non-exempt temporary employees assigned by a temporary staffing agency to the Company's processing plant located in Castroville, California during the class period (which is defined as the period of time beginning four years before the commencement of the action through the date on which judgment on the action becomes final). The complaint seeks alleged damages, attorneys' fees, penalties, and injunctive and equitable relief on behalf of the putative class. The Maple Company filed its Answer denying all substantive allegations and removed the lawsuit to the United States District Court for the Northern District of California. Although the Maple Company strongly denies the allegations, it participated in a mediation in July 2017 and reached a settlement to resolve all claims on a classwide basis (subject to court approval) for approximately $92,000, inclusive of attorneys’ fees. On April 6, 2018, the Court preliminarily approved the settlement on a class-wide basis. Barring any unforeseen circumstances (such as objections to the settlement), it is expected that the Court will issue its final approval in approximately July 2018.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Product Liability
In November 2014, Keurig informed the U.S. Consumer Safety Commission (the "CPSC") and Health Canada that it identified a potential issue involving certain Keurig® MINI Plus (non-reservoir) brewers (K10 and B31 models), where on very rare occasions, hot liquid could escape the brewer. On December 23, 2014 Keurig issued a recall for its Keurig® MINI Plus brewers. On April 17, 2015 the CPSC notified Keurig that it had commenced a routine investigation of the recall and on September 9, 2016 the CPSC indicated to Keurig that they had concluded their investigation. The Division of Compliance for the CPSC concluded that Keurig failed to timely report the defect and would recommend to the CPSC that a “substantial civil penalty” be imposed on Keurig. The parties agreed on a $6 million fine and entered into a settlement agreement.

20.	Related Parties
Keurig acquired a 30% investment in Bedford Systems, LLC in March 2017; the remaining 70% is owned by ABI. There were no material transactions between the Maple Company and ABI in fiscal year 2017, except as described in Note 8, Equity investments. In addition, the Maple Company shares several board members with ABI.
Maple Subsidiary received $12 million and $60 million of cash from employees for new purchases of stock in the successor periods ended September 30, 2017 and September 24, 2016, respectively.
Please refer to Note 10 Long-Term Debt, for a description of the Maple BV and Mondelēz loans.
Additionally, as a result of Keurig's purchase by JAB, Keurig has certain common ownership with Peet's Coffee, Caribou Coffee, and Krispy Kreme.
Peet's Coffee
Keurig manufactures portion packs containing a selection of coffee and tea varieties under Peet’s brands for sale in the United States and Canada. As part of this agreement Peet’s issues purchase orders to the Company for portion packs to be supplied to Peet’s and sold in select channels. In turn Keurig places purchase orders for Peet’s raw materials to manufacture portion packs for sale by Keurig in select channels. The Company had sales of $45 million and $21 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively, and $10 million for the predecessor period, with receivable balances of $1 million as of September 30, 2017 and $18 million as of September 24, 2016. The Maple Company also pays a royalty to Peet's for the use of its trademark in the Keurig system however accrued royalty payments were less than $1 million as of September 30, 2017 and September 24, 2016, respectively. Additionally, the Maple Company accrued $1 million and $1 million for marketing related amounts due to Peet's under the terms of its agreement as of September 30, 2017 and September 24, 2016 respectively.
Caribou Coffee
Keurig licenses the Caribou trademark for use in the Keurig system in the Maple Company owned channels. The Company recorded royalty expense of $9 million and $4 million in the successor periods ended September 30, 2017 and September 24, 2016, respectively. Subsequent to the acquisition by JAB, Keurig also made purchases of raw materials of $14 million and $10 million, as of September 30, 2017 and September 24, 2016, respectively. The Maple Company accrued royalty payments of $1 million and $1 million, as of September 30, 2017 and September 24, 2016, respectively. Additionally, the Maple Company had amounts due to Caribou of $1 million and $1 million as of September 30, 2017 and September 24, 2016, respectively, for the purchase of coffee, tea and other hot beverage products which Keurig packages into Caribou branded portion packs for resale.
Krispy Kreme
Keurig licenses Krispy Kreme trademarks for use in the Keurig system in the Keurig owned channels. The Maple Company recorded royalty expense of approximately $1 million and $1 million for the successor periods ended September 30, 2017 and September 24, 2016, respectively. The Maple Company did not make any purchases of raw materials throughout fiscal year 2017 and made purchases of less than $1 million of raw materials in the successor period ended September 24, 2016. As of September 30, 2017 and September 24, 2016 the Maple Company has accrued royalty payments less than $1 million.

21.	Subsequent Events
The Consolidated financial statements reflect management's evaluation of subsequent events through August 8, 2018, the date the Consolidated financial statements were available to be issued.

Maple Parent Holdings Corp.
Notes to Consolidated Financial Statements (continued)

Completion of Merger with DPSG
On January 29, 2018, Maple entered into an Agreement and plan of merger (the "Merger Agreement") by and among Maple, Dr Pepper Snapple Group, Inc. ("DPSG") and Salt Merger Sub Inc. ("Merger Sub"), whereby Merger Sub will be merged with and into Maple, with Maple surviving the merger as a wholly-owned subsidiary of DPSG (the "Transaction"). For financial reporting and accounting purposes, Maple was the acquirer of DPSG upon completion of the Transaction. On July 9, 2018, Maple completed the Transaction pursuant to the Merger Agreement.
At the 2018 annual meeting of DPSG’s stockholders held on June 29, 2018 (the “Annual Meeting”), DPSG's stockholders approved an issuance of shares of DPSG's common stock as merger consideration pursuant to the terms of the Merger Agreement and approved an amendment to DPSG’s Certificate of Incorporation (the “Charter Amendment”) for (i) an increase in authorized shares to permit the issuance of a sufficient number of shares as merger consideration and (ii) a change of DPSG’s name to “Keurig Dr Pepper Inc.” The Charter Amendment became effective on July 9, 2018 pursuant to and upon the filing of the Certificate of Amendment to DPSG's Certificate of Incorporation (the “Charter Amendment Effective Time”) with the Secretary of State of the State of Delaware. Immediately following the Charter Amendment Effective Time, the Merger became effective pursuant to and upon the filing of the Certificate of Merger (the “Effective Time”) with the Secretary of State of the State of Delaware. At the Effective Time, Merger Sub merged with and into Maple with Maple surviving the Transaction as a wholly owned subsidiary of the Company. Following the Transaction, DPSG changed its name to "Keurig Dr Pepper Inc." and began trading on the New York Stock Exchange under the ticker symbol "KDP".
In connection with the Transaction, on June 29, 2018, the board of directors of DPSG (the “Board”) declared a special cash dividend (the “Special Cash Dividend”), payable on July 10, 2018, in an amount equal to $103.75 in respect of each share of DPSG’s common stock held by a holder of record as of the close of business on July 6, 2018.Maple has agreements with its financial advisors in relation to the Transactions. Maple agreed to pay fees of approximately $87 million subject to consummation of the Transactions.
On February 28, 2018, Maple entered (1) a Term Loan Agreement among Maple, the lenders party thereto (the "Term Lenders"), the other financial institutions party thereto and JP Morgan Chase Bank, N/A., as administrative agent, pursuant to which the Term Lenders have committed to provide $2.7 billion of a senior unsecured term loan facility (the "KDP Term Loan Facility") for the purpose of funding (i) the merger and (ii) fees and expenses related to the merger and (2) a Credit Agreement among Maple, the lenders party thereto (the "Revolving Lenders"), the other financial institutions party thereto and JP Morgan Chase Bank, N/A., as administrative agent, pursuant to which the Revolving Lenders have committed to provide the $2.4 billion of revolving commitments (the "KDP Revolving Credit Facilities"), for the purpose of funding (i) the merger, (ii) fees and expenses related to the merger, (iii) repayment of DPSG's and Maple's existing credit facilities and (iv) general corporate needs. Borrowings of $2,700 million and $1,900 million under the KDP Term Loan Facility and KDP Revolving Credit Facilities, respectively, occurred to consummate the Merger Transaction. Following the consummation of the Transaction, DPSG assumed the obligations of Maple.
Acquisition of Big Red
On July 9, 2018, KDP entered into an agreement to acquire all remaining preferred and common shares of Big Red Group Holdings, LLC ("Big Red") for an estimated purchase price of $300 million. Prior to the proposed acquisition of Big Red, DPSG owned 14.36% of Big Red's common shares which were previously earned based on DPSG's distribution of Big Red's products.